Exhibit 99.1

Lee Enterprises proposes offering of first lien notes

DAVENPORT, Iowa (March 18, 2014) - Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, announced today that it intends $400 million of Senior Secured Notes due 2022.

The Notes and related guarantees will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Summary

Company overview

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in the markets we serve, which are located primarily in the Midwest, Mountain West and Western regions of the United States. With the exception of St. Louis, Missouri, our 50 daily newspaper markets, across 22 states, are principally midsize or small. Through our paid and unpaid print and digital platforms, we are able to reach an overwhelming majority of adults in most of our markets.

Our platforms include:

•

50 daily and 38 Sunday newspapers with a circulation totaling 1.1 million and 1.5 million, respectively, during the six months ended September 2013, which were read by nearly four million people in print;

•

Websites and mobile products in all of our markets that complement our newspapers and attracted 25.6 million monthly unique visitors in December 2013, with mobile, tablet, desktop and app page views increasing by 12.8% to 209.7 million page views in December 2013 compared to 186.0 million page views in December 2012; and

•	Nearly 300 weekly newspapers and classified and niche publications.

The following table sets forth for our largest strategic business units including MNI and TNI, the number of the daily newspapers we own and their average circulation during the six months ended September 2013, as well as the number of unique visitors to our websites in December 2013.

	Daily newspapers	Circulation (‘000s)		Website monthly unique visitors (‘000s)
Largest strategic business units		Daily	Sunday
St. Louis, MO	1	161	461	4,682
Madison, WI (MNI)	4	96	107	1,882
Tucson, AZ (TNI)	1	78	123	1,107
Lincoln, NE	4	69	70	2,115
Bloomington/Decatur, IL	3	70	78	1,585
NW Indiana	1	87	91	1,135
Quad Cities, IA/IL	2	46	52	917
River Valley, WI/MN	3	37	47	879
Billings, MT	1	37	42	1,004
Other enterprises	30	455	468	10,265

Total Company	50	1,136	1,541	25,573

Lee Enterprises, Incorporated was founded in 1890, incorporated in 1950, and listed on the New York Stock Exchange (“NYSE”) in 1978. Until 2001, we also operated a number of network-affiliated and satellite television stations. We have acquired and divested a number of businesses since 2001. We emerged from bankruptcy protection in 2012.

Generating strong and stable free cash flow with a commitment to reducing our debt

Throughout the economic downturn and slow recovery, and during a time of unprecedented transition for our industry, we have posted steady results. Our operating cash flow margins have improved nearly back to pre-recession levels with modest capital expenditures and we have continued to generate significant free cash flow.

Since 2009, we have dedicated substantially all of our free cash flow to debt repayment, and we intend to continue to use our free cash flow to reduce debt. Our operating cash flow has been relatively stable for the last five years. During that time, we have continued our focus on cost efficiencies while investing in revenue drivers. We believe that our operating cash flow margins remain among the highest in the industry at nearly 24% for the last twelve months ended December 29, 2013.

In 2013, we repaid $98.5 million of debt and in September 2013 reached the debt levels projected in our plan of reorganization for September 2015. We have been able to maintain lower levels of cash than expected, and have also benefitted from the sales of two lower-performing newspapers and selected other assets, as well as operating efficiencies.

Lee Legacy and the Pulitzer Subsidiaries

Lee Legacy constitutes the businesses of Lee Enterprises other than those operated by the Pulitzer Subsidiaries. For a description of the Pulitzer Subsidiaries, see “Business—The Pulitzer Subsidiaries.” The table included under the caption “Business—Daily newspapers and markets” outlines the markets in which Lee Legacy operates and the markets in which the Pulitzer Subsidiaries operate. With 39 daily newspapers and almost 225 weekly newspapers and other publications in 39 markets in 18 states across the Midwest, Mountain West and Western regions of the United States, Lee Legacy is characterized by a geographically diverse customer base in a broad range of markets, whereas the Pulitzer Subsidiaries, with 11 daily newspapers and approximately 75 weekly newspapers and other publications in 11 markets, are characterized by a geographically concentrated customer base primarily in and around Missouri, Illinois and Arizona. Notwithstanding their different business profiles, the performance of Lee Legacy and the Pulitzer Subsidiaries have been relatively consistent since 2010. Separate summary financial information about Lee Legacy and the Pulitzer Subsidiaries is set forth below under “Summary historical consolidated financial information.” For the 52 weeks ended December 29, 2013, the adjusted EBITDA for Lee Enterprises, Lee Legacy and the Pulitzer Subsidiaries was $171.2 million, $135.0 million and $36.1 million, respectively.

The terms of the Pulitzer Notes prohibit any distributions by the Pulitzer Subsidiaries to the Company or any non-Pulitzer Subsidiary, any guarantees by the Pulitzer Subsidiaries of the notes or any other Pari Passu Lien Indebtedness and any asset pledges by the Pulitzer Subsidiaries to collateralize the notes or any other Pari Passu Lien Indebtedness. Moreover, under the terms of the Junior Credit Facility, we will be required, in general and subject to exceptions, prior to the Pulitzer Debt Satisfaction Date, to use commercially reasonable efforts to apply all Pulitzer Excess Cash Flow and, to the extent not reinvested in the Pulitzer Subsidiaries, all net cash proceeds from sales or other dispositions of assets of the Pulitzer Subsidiaries to prepay the Pulitzer Notes.

After the Pulitzer Debt Satisfaction Date, the notes will be guaranteed by each domestic Pulitzer Subsidiary that guarantees the Revolving Credit Facility, the Pari Passu Credit Facility, the Junior Credit Facility or other indebtedness for borrowed money incurred by us or any subsidiary guarantor, and the assets of such Pulitzer Subsidiaries will collateralize the notes on a second lien basis. After the Pulitzer Debt Satisfaction Date, any Pulitzer Subsidiaries that guarantee the notes will also guarantee the Junior Credit Facility, and the assets of such Pulitzer Subsidiaries will collateralize the obligations under the Junior Credit Facility on a first lien basis. As a result, the notes will be effectively junior to all of the obligations under the Junior Credit Facility to the extent of the value of the Pulitzer Collateral. In addition, the terms of the Junior Credit Facility will provide that (i) after the Pulitzer Debt Satisfaction Date and prior to the third anniversary of the closing date of the Junior Credit Facility, we must make an offer to the lenders under the Junior Credit Facility to use all Pulitzer Excess Cash Flow (as defined in the Junior Credit Facility) to repay loans outstanding under the Junior Credit Facility and, to the extent that the lenders accept those offers, apply such Pulitzer Excess Cash Flow to repay those loans before such Pulitzer Excess Cash Flow may be used for any other purposes, including making payments on the notes, the Revolving Credit Facility or the Pari Passu Credit Facility, and (ii) after the Pulitzer Debt Satisfaction Date and from and after the third anniversary of the closing date of the Junior Credit Facility, all Pulitzer Excess Cash Flow must be applied solely to repay loans outstanding under the Junior Credit Facility until those loans are paid in full. The Junior Credit Facility defines Pulitzer Excess Cash Flow, in general, as Adjusted Pulitzer Net Income (as defined in the Junior Credit Facility) of the Pulitzer Subsidiaries minus, among other things and without duplication, (i) certain capital expenditures (other than capital expenditures financed with, among other things, equity or asset sale proceeds (less any proceeds from such asset sales that are reflected in Adjusted Pulitzer Net Income for such fiscal quarter), insurance proceeds or debt financing), (ii) payments (other than voluntary payments) of principal of and interest on borrowings under the Junior Credit Facility and (iii) payments (other than voluntary payments) of principal of and interest on the Revolving Credit Facility, Pari Passu

Credit Facility and the notes to the extent that we or our restricted subsidiaries (excluding the Pulitzer Subsidiaries) do not have sufficient cash flow to make such payments, and subject to further additional adjustments. Moreover, under the terms of the Junior Credit Facility, we will be required, in general and subject to exceptions, after the Pulitzer Debt Satisfaction Date, to apply, to the extent not reinvested in the Pulitzer Subsidiaries, all net cash proceeds from sales or other dispositions of assets of the Pulitzer Subsidiaries to repay borrowings outstanding under the Junior Credit Facility. The provisions of the Junior Credit Facility also limit the ability of the Pulitzer Subsidiaries to provide cash to us or any subsidiary of ours that is not a Pulitzer Subsidiary in the form of investments, loans, advances and other intercompany transactions.

Summary historical consolidated financial information

Lee Enterprises, Incorporated

The following tables present summary historical consolidated financial information of Lee Enterprises, Incorporated as of the dates and for the periods indicated. The summary historical consolidated financial information as of September 29, 2013 and September 30, 2012 and for the years ended September 29, 2013, September 30, 2012 and September 25, 2011 has been derived from the audited consolidated financial statements of Lee Enterprises, Incorporated and its subsidiaries included elsewhere in this offering memorandum. The summary historical consolidated financial information as of and for the thirteen weeks ended December 29, 2013 and for the thirteen weeks ended December 30, 2012 has been derived from our unaudited consolidated financial statements included elsewhere in this offering memorandum. The summary historical consolidated financial information as of September 25, 2011 has been derived from the audited consolidated financial statements of Lee Enterprises, Incorporated that have not been included in this offering memorandum. The summary historical consolidated financial information as of December 30, 2012 has been derived from the unaudited consolidated financial statements of Lee Enterprises, Incorporated that have not been included in this offering memorandum. Our unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements. In management’s opinion, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of those statements. The consolidated financial information for the 52 weeks ended December 29, 2013 has been derived by adding the financial information for the fiscal year ended September 29, 2013 to the consolidated financial information for the thirteen weeks ended December 29, 2013 and then subtracting the consolidated financial information for the thirteen weeks ended December 30, 2012. Interim results are not necessarily indicative of results for the full fiscal year or any future reporting period.

The information set forth below is not necessarily indicative or predictive of results of future operations and should be read in conjunction with the section of this offering memorandum entitled “Management’s discussion and analysis of financial condition and results of operations” and our audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

	Fiscal year ended			Thirteen weeks ended		52 weeks ended
				(unaudited)		(unaudited)
Summary consolidated statement of operations (In thousands of dollars)(1)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012	December 29, 2013	December 29, 2013(2)
	52 weeks	53 weeks	52 weeks

Operating revenue:
Advertising and marketing services(2)	516,094	495,178	459,845	128,899	122,391	454,033
Subscription	171,395	173,971	177,111	46,056	45,550	176,605
Other(2)	35,732	37,772	37,784	9,701	9,444	36,831

Total operating revenue	723,221	706,921	674,740	184,656	177,385	667,469

	Fiscal year ended			Thirteen weeks ended		52 weeks ended
				(unaudited)		(unaudited)
Summary consolidated statement of operations (In thousands of dollars)(1)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012	December 29, 2013	December 29, 2013(2)
	52 weeks	53 weeks	52 weeks

Operating expenses:
Compensation	281,476	274,427	254,831	65,955	62,142	251,018
Newsprint and ink	55,818	51,635	43,481	12,174	10,562	41,869
Other operating expenses	219,515	213,502	213,021	54,211	55,157	213,967
Depreciation	25,624	23,443	21,412	5,487	5,141	21,066
Amortization of intangible assets	43,872	41,696	34,225	9,554	6,893	31,564
Impairment of intangible and other assets(3)	204,289	1,388	171,094	—	—	171,094
Workforce adjustments(4)	3,920	4,640	2,680	803	207	2,084

Total operating expenses	834,514	610,731	740,744	148,184	140,102	732,662
Curtailment gains(5)	16,137	—	—	—	—	—
Equity in earnings of associated companies(6)	6,151	7,231	8,685	3,045	2,919	8,559
Reduction in investment in TNI(3)	11,900	—	—	—	—	—

Operating income (loss)	(100,905)	103,421	(57,319)	39,517	40,202	(56,634)

Income (loss) from continuing operations	(145,156)	(13,381)	(76,478)	13,652	12,102	(78,028)
Discontinued operations net of taxes(7)	(1,525)	(2,918)	(1,246)	(1,046)	—	(2,292)
Reorganization costs(8)	—	37,765	—	—	—	—
Tax	(20,166)	(9,161)	(62,745)	(9,439)	(7,383)	(64,801)

Net income (loss)	(146,681)	(16,299)	(77,724)	14,698	12,102	(80,320)

Income (loss) from continuing operations attributable to Lee Enterprises, Incorporated	(146,868)	(16,698)	(78,317)	14,487	11,451	(81,353)

Total digital revenue (including digital subscription revenue)	66,136	73,014	77,027	19,175	21,617	79,469

	Fiscal year ended			Thirteen weeks ended		52 weeks ended
Summary consolidated statement of cash flows (In thousands of dollars)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012	December 29, 2013	December 29, 2013
	52 weeks	53 weeks	52 weeks
Net cash provided by (required for) operating activities of continuing operations	100,607	80,037	90,067	18,581	11,993	83,479
Net cash provided by (required for) investing activities	958	(784)	(1,296)	4,079	(2,637)	(8,012)
Net cash required for financing activities	(99,136)	(93,068)	(99,318)	(28,994)	(14,263)	(84,587)

	As of
Summary consolidated balance sheet data (In thousands of dollars)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012	December 29, 2013
Total assets	1,158,248	1,061,136	827,705	1,043,505	820,236
Total debt(9)	994,260	945,850	847,500	916,850	833,000
Total liabilities	1,259,142	1,175,192	997,395	1,142,696	977,628
Total stockholders’ equity (deficit)	(100,894)	(114,056)	(169,690)	(99,191)	(157,392)

	Fiscal year ended			Thirteen weeks ended		52 weeks ended
Other data (In thousands of dollars)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012	December 29, 2013	December 29, 2013
	52 weeks	53 weeks	52 weeks
Operating cash flow(10)	162,492	162,717	160,727	51,513	49,317	158,531
Adjusted EBITDA(10)	173,719	174,366	173,766	56,090	53,502	171,178
Capital expenditures	7,430	7,843	9,740	2,068	2,295	9,967

(1)	Operating results and related gains or losses on businesses sold have been classified as discontinued operations for all periods presented.

(2)	Certain revenue accounts for the first quarter of fiscal 2013 were reclassified to conform to the current period presentation with no impact on operating income. Amounts for fiscal years ended 2011, 2012 and 2013 have not been reclassified.

(3)	The Company recorded pretax, non-cash impairment charges to reduce the carrying value of assets as follows:

	Fiscal year ended
(In thousands of dollars)(1)	September 25, 2011	September 30, 2012	September 29, 2013
	52 weeks	53 weeks	52 weeks

Continuing operations:
Goodwill	186,281	—	—
Nonamortized intangible assets	13,109	—	1,567
Amortizable intangible assets	4,199	—	169,041
Property and equipment	700	1,388	486

	204,289	1,388	171,094
Reduction in investment in TNI	11,900	—	—

	216,189	1,388	171,094

Discontinued operations	850	3,606	—

(4)	Primarily reflects severance payments due to workforce reductions.

(5)	Reflects gains attributable to changes in post-retirement medical plans.

(6)	Reflects our proportionate share of earnings of TNI and MNI.

(7)	Discontinued operations reflect the sale of two newspaper operations.

(8)	Reorganization costs reflect costs incurred due to our Chapter 11 filing and emergence in January 2012.

(9)	Principal amount of debt, excluding fair value adjustments. See Note 5 to the Annual Consolidated Financial Statements and Note 5 to the Interim Consolidated Financial Statements included herein.

(10)	Operating cash flow and adjusted EBITDA are presented here, and along with unlevered free cash flow and free cash flow, throughout this offering memorandum, not as alternatives to net income, but rather as measures of our operating performance and are not intended to be a presentation in accordance with GAAP. Since these measures are not calculated identically by all companies, the presentation in this offering memorandum may not be comparable to those disclosed by other companies.

Operating cash flow, adjusted EBITDA, unlevered free cash flow and free cash flow are calculated below. Operating cash flow represents, for any relevant period, operating income (loss) plus depreciation, amortization and impairment charges, minus equity in earnings of associated companies and curtailment gains. Adjusted EBITDA represents, for any relevant period, operating income (loss), plus depreciation, amortization, impairment charges, stock compensation and 50.0% of EBITDA from associated companies, minus equity in earnings of associated companies and curtailment gains. Unlevered free cash flow represents, for any relevant period, operating income (loss), plus depreciation, amortization, impairment charges, stock compensation, distributions from associated companies and cash income tax refunds, minus equity in earnings of associated companies, curtailment gains, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Free cash flow, for any relevant period also includes financial income, interest expense and debt financing and reorganization costs. We believe operating cash flow, adjusted EBITDA, unlevered free cash flow and free cash flow are useful measures for investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, management believes that operating cash flow, adjusted EBITDA, unlevered free cash flow and free cash flow are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of operating cash flow, adjusted EBITDA, unlevered free cash flow and free cash flow generally eliminate the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses operating cash flow, adjusted EBITDA, unlevered free cash flow and free cash flow as measures to evaluate performance and for other purposes. However, operating cash flow, adjusted EBITDA, unlevered free cash flow and free cash flow are not recognized measurements under GAAP, and should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity.

The following table is a reconciliation of operating income (loss) to operating cash flow, adjusted EBITDA, unlevered free cash flow and free cash flow:

	Fiscal year ended			Thirteen weeks ended		52 weeks ended
(In thousands of dollars)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012	December 29, 2013	December 29, 2013
	52 weeks	53 weeks	52 weeks

Operating income (loss)	(100,905)	103,421	(57,319)	39,517	40,202	(56,634)

Adjust to exclude:
Equity in earnings of associated companies	(6,151)	(7,231)	(8,685)	(3,045)	(2,919)	(8,559)
Depreciation and amortization	69,496	65,139	55,637	15,041	12,034	52,630
Impairment of goodwill and other assets	204,289	1,388	171,094	—	—	171,094
Reduction in investment in TNI	11,900	—	—	—	—	—
Curtailment gains	(16,137)	—	—	—	—	—

Operating cash flow	162,492	162,717	160,727	51,513	49,317	158,531

Adjust to exclude:
Stock-based compensation	1,287	1,080	1,261	368	264	1,157

Add:
Ownership share of associated companies EBITDA	9,940	10,569	11,778	4,209	3,921	11,490

Adjusted EBITDA	173,719	174,366	173,766	56,090	53,502	171,178

Adjust to exclude:
Ownership share of associated companies EBITDA(1)	(9,940)	(10,569)	(11,778)	(4,209)	(3,921)	(11,490)

Add:
Capital expenditures	(7,430)	(7,843)	(9,740)	(2,068)	(2,295)	(9,967)
Madison dividends	3,400	3,900	5,250	1,250	1,500	5,500
TNI drawing	4,916	5,186	6,148	820	1,315	6,643
Pension contributions	(2,137)	(6,807)	(6,016)	—	—	(6,016)
Cash tax refunds (payments)	(10,462)	1,140	9,126	(240)	(14)	9,352

Unlevered free cash flow	152,066	159,373	166,756	51,643	50,087	165,200

Add:
Interest income	296	236	300	80	120	340
Interest expense settled in cash	(52,641)	(78,288)	(84,012)	(21,846)	(19,628)	(81,794)
Debt financing and reorganization costs	(11,601)	(32,408)	(1,071)	—	(2)	(1,073)

Free cash flow	88,120	48,913	81,973	29,877	30,577	82,673

(1)	See Note 3 to the Annual Consolidated Financial Statements and Note 3 to the Interim Consolidated Financial Statements included elsewhere in this offering memorandum for the summarized results of the associated companies.

The following tables set forth the long-term debt and ratios of long-term debt to Adjusted EBITDA for Lee Legacy, Pulitzer Inc. and Lee Enterprises, Incorporated at December 29, 2013, in each case on an actual basis and on an as adjusted basis to give effect to the transactions contemplated by this offering memorandum. In that regard, for the 52 weeks ended December 29, 2013, adjusted EBITDA on an historical basis was the same as adjusted EBITDA after giving effect to the transactions contemplated by this offering memorandum for each of Lee Legacy, Pulitzer Inc. and Lee Enterprises, Incorporated.

These tables should be read in conjunction with “Use of proceeds,” “Selected historical consolidated financial information,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes thereto, included elsewhere in this offering memorandum.

Actual as of December 29, 2013

	Lee Legacy		Pulitzer Inc.		Lee Enterprises, Incorporated
(in thousands of dollars, except ratios)	Amount	Ratio of Long-Term Debt to Adjusted EBITDA(1)(4)	Amount	Ratio of Long-Term Debt to Adjusted EBITDA(2)(4)	Amount	Ratio of Long-Term Debt to Adjusted EBITDA(3)(4)
Revolving Credit Facility	—		—		—
Exit Credit Agreement	603,000		—		603,000

Total Lee Enterprises first lien debt	603,000	4.5x	—	—	603,000	—
Existing Junior Credit Agreement	175,000		—		175,000

Total Lee Enterprises debt	778,000	5.8x	—	—	778,000	—
Pulitzer Notes	—		55,000		55,000

Total consolidated debt	778,000	5.8x	55,000	1.5x	833,000	4.9x

As adjusted as of December 29, 2013

	Lee Legacy		Pulitzer Inc.		Lee Enterprises, Incorporated
(in thousands of dollars, except ratios)	Amount	Ratio of Long-Term Debt to Adjusted EBITDA(1)(4)	Amount	Ratio of Long-Term Debt to Adjusted EBITDA(2)(4)	Amount	Ratio of Long-Term Debt to Adjusted EBITDA(3)(4)
Revolving Credit Facility	—		—		—
Pari Passu Credit Facility	200,000		—		200,000
Notes offered hereby	400,000		—		400,000

Total Lee Legacy first lien debt	600,000	4.4x	—	—	600,000	—
Junior Credit Facility(5)	200,000		—		200,000

Total Lee Enterprises debt	800,000	5.9x	—	—	800,000	—
Pulitzer Notes	—		55,000		55,000

Total consolidated debt	800,000	5.9x	55,000	1.5x	855,000	5.0x

(1)	Lee Legacy had Adjusted EBITDA of $135 million for the 52 weeks ended December 29, 2013.

(2)	Pulitzer Inc. had Adjusted EBITDA of $36.1 million for the 52 weeks ended December 29, 2013.

(3)	Lee Enterprises, Incorporated had Adjusted EBITDA of $171.2 million for the 52 weeks ended December 29, 2013.

(4)	Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. For information on how we compute adjusted EBITDA and a reconciliation to a financial measure prepared in accordance with GAAP, see note (10) to “—Lee Enterprises, Incorporated” above.

(5)	The terms of the Junior Credit Facility will provide that, after the Pulitzer Debt Satisfaction Date, all Pulitzer Excess Cash Flow must first be applied to repay loans under the Junior Credit Facility (except to the extent that, prior to the third anniversary of the closing date of the Junior Credit Facility, any lenders thereunder decline such repayment) before being used for any other purposes.

Lee Legacy

The following tables present summary unaudited historical consolidated financial information of Lee Legacy for the periods indicated. Unless otherwise noted, the summary unaudited historical consolidated financial information as of September 29, 2013, September 30, 2012 and September 25, 2011 and for the years ended September 29, 2013, September 30, 2012 and September 25, 2011 and the summary historical consolidated financial information as of and for the thirteen weeks ended December 29, 2013 and December 30, 2012 have been derived from the books and records of Lee Enterprises, Incorporated and its subsidiaries by subtracting the results of the Pulitzer Subsidiaries from the results of Lee Enterprises, Incorporated. The consolidated financial information of Lee Legacy was prepared on a basis consistent with the audited consolidated financial statements of Lee Enterprises, Incorporated. In management’s opinion, the consolidated financial information of Lee Legacy includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of those statements. The consolidated financial information for the 52 weeks ended December 29, 2013 has been derived by adding the financial information for the fiscal year ended September 29, 2013 to the consolidated financial information for the thirteen weeks ended December 29, 2013 and then subtracting the consolidated financial information for the thirteen weeks ended December 30, 2012. Interim results are not necessarily indicative of results for the full fiscal year or any future reporting period.

The information set forth below is not necessarily indicative or predictive of results of future operations and should be read in conjunction with the section of this offering memorandum entitled “Management’s discussion and analysis of financial condition and results of operations” and our audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

	Fiscal year ended (unaudited)			Thirteen weeks ended (unaudited)		52 weeks ended (unaudited)
(In thousands of dollars)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012(1)	December 29, 2013(1)	December 29, 2013(1)
	52 weeks	53 weeks	52 weeks

Operating revenue:
Advertising and marketing services	345,464	338,198	316,851	87,351	83,208	313,020
Subscription	106,142	106,614	110,390	28,627	28,847	110,610
Other	28,874	30,683	31,334	7,940	8,120	31,202

Total operating revenue	480,480	475,495	458,575	123,918	120,175	454,832

Operating expenses:
Compensation	194,157	195,162	185,470	47,515	45,826	183,781
Newsprint and ink	35,621	34,335	30,195	8,404	7,338	29,129
Other operating expenses(2)	119,018	114,510	112,768	29,411	29,120	112,477
Depreciation	16,909	15,525	14,460	3,699	3,506	14,267
Amortization of intangible assets	14,383	13,852	12,965	3,257	4,561	14,269
Impairment of intangible and other assets	73,955	256	523	—	—	523
Workforce adjustments	2,002	1,172	1,546	282	49	1,313

Total operating expenses	456,045	374,812	357,927	92,568	90,400	355,759
Equity in earnings of associated companies	3,053	3,201	3,509	1,272	1,130	3,367

Operating income (loss)	27,488	103,884	104,157	32,622	30,905	102,440
Equity in earnings of associated companies	(3,053)	(3,201)	(3,509)	(1,272)	(1,130)	(3,367)

	Fiscal year ended (unaudited)			Thirteen weeks ended (unaudited)		52 weeks ended (unaudited)
(In thousands of dollars)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012(1)	December 29, 2013(1)	December 29, 2013(1)
	52 weeks	53 weeks	52 weeks
Depreciation and amortization	31,292	29,377	27,425	6,956	8,067	28,536
Impairment of goodwill and other assets	73,955	256	523	—	—	523

Operating cash flow(3)	129,682	130,316	128,596	38,306	37,842	128,132
Stock-based compensation	1,287	1,080	1,261	368	264	1,157
Ownership share of associated companies in EBITDA(4)	5,750	5,816	5,981	2,255	2,027	5,753

Adjusted EBITDA(3)	136,719	137,212	135,838	40,929	40,133	135,042
Ownership share of associated companies EBITDA	(5,750)	(5,816)	(5,981)	(2,255)	(2,027)	(5,753)
Capital expenditures	(7,087)	(6,810)	(7,713)	(1,321)	(2,163)	(8,555)
Madison dividends	3,400	3,900	5,250	1,250	1,500	5,500
Cash income tax refunds (payments)	(10,462)	72	(365)	(240)	(14)	(139)
Non-cash intercompany charges(2)	(7,249)	(8,584)	(8,396)	(2,146)	(2,099)	(8,349)
Lee Legacy employee benefit contributions(5)	—	(2,000)	(2,000)	—	—	(2,000)

Unlevered free cash flow(3)	109,571	117,974	116,633	36,217	35,330	115,746
Financial income(6)	296	236	300	80	120	340
Interest expense settled in cash(6)	(38,186)	(65,574)	(74,641)	(19,040)	(18,355)	(73,956)
Debt financing and reorganization costs paid	(10,641)	(26,707)	(140)	—	(2)	(142)

Free cash flow(3)	61,040	25,929	42,152	17,257	17,093	41,988

Total digital revenue (including digital subscription revenue)	42,149	47,032	50,575	12,155	13,870	52,290

(1)	Certain revenue accounts for the first quarter of fiscal 2013 were reclassified to conform to the current period presentation, with no impact on operating income. Amounts for fiscal years ended 2011, 2012 and 2013 have not been reclassified.

(2)	The agreement governing the Pulitzer Notes requires that certain intercompany charges for the allocation of Lee Enterprises corporate overhead to Pulitzer not be settled in cash. These transactions reduce Lee Legacy other operating expenses but do not result in the receipt of cash by Lee Legacy. This requirement will lapse once the Pulitzer Notes are paid in full, if and when that occurs, subject to certain limitations on cash settlement.

(3)	See note (10) to the first table under “Lee Enterprises, Incorporated” above.

(4)	See Note 3 of the Notes to the Annual Consolidated Financial Statements and Note 3 to the Interim Consolidated Financial Statements included elsewhere in this offering memorandum for the summarized results of the associated companies.

(5)	The agreement governing the Pulitzer Notes requires a down stream payment from Lee Legacy to Pulitzer to pay up to $2.0 million of annual employee benefit costs. This requirement will lapse once the Pulitzer Notes are paid in full, if and when that occurs.

(6)	Excludes intercompany interest income and expense that is not settled in cash.

Pulitzer Inc.

The following tables present summary unaudited historical consolidated financial information of Pulitzer, Inc. for the periods indicated. Unless otherwise noted, the summary unaudited historical consolidated financial information as of September 29, 2013, September 30, 2012 and September 25, 2011 and for the years ended September 27, 2013, September 30, 2012 and September 25, 2011 and the summary historical consolidated financial information for the thirteen weeks ended December 29, 2013 and December 30, 2012 have been derived from the books and records of Lee Enterprises, Incorporated and its subsidiaries. The consolidated financial information of Pulitzer Inc. as of and for the 13 weeks ended December 29, 2013 and December 30, 2012 was prepared on a basis consistent with the full-year consolidated financial statements of Lee Enterprises, Incorporated. In management’s opinion, the consolidated financial information of Pulitzer Inc. includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of those statements. The consolidated financial information for the 52 weeks ended December 29, 2013 has been derived by adding the financial information for the fiscal year ended September 29, 2013 to the consolidated financial information for the thirteen weeks ended December 29, 2013 and then subtracting the consolidated financial information for the thirteen weeks ended December 30, 2012. Interim results are not necessarily indicative of results for the full fiscal year or any future reporting period.

While the Pulitzer Notes are outstanding the Pulitzer Subsidiaries will not be permitted (under the terms of the Pulitzer Notes) to make dividends and/or otherwise upstream any cash to service any of Lee’s obligations or liabilities (including its debt service obligations in connection with the Revolving Credit Facility, the Pari Passu Credit Facility and the notes being offered hereby) and Pulitzer Subsidiaries will not be permitted to guarantee or grant security interests in their assets to secure the obligations under the Revolving Credit Facility, the Pari Passu Credit Facility or the notes being offered hereby, provided that, on the issue date, the Pulitzer Subsidiaries will have provided guarantees of, and granted a second-priority security interest in their assets to secure, the obligations under the Junior Credit Facility. All available Pulitzer generated cash flow is anticipated to be used to pay the interest and principal on the Pulitzer Notes until the Pulitzer Debt Satisfaction Date.

Upon the occurrence of the Pulitzer Debt Satisfaction Date, the liens securing the guarantee obligations of the Pulitzer Subsidiaries under the Junior Credit Facility will become first-priority security interests and the Pulitzer Subsidiaries will be permitted to guarantee, and grant security interests in their assets to secure, the obligations under the Revolving Credit Facility, the Pari Passu Credit Facility and the notes being offered hereby on a second-priority basis behind their guarantees of the Junior Credit Facility. In addition to the structural subordination issues resulting from the lack of guarantees from Pulitzer Subsidiaries prior to the Pulitzer Debt Satisfaction Date and the contractual subordination issues resulting from the second priority status of the lien securing the subsidiary guarantees (if any) by Pulitzer Subsidiaries after the Pulitzer Debt Satisfaction Date, the terms of the Junior Credit Facility provide that (i) after the Pulitzer Debt Satisfaction Date and prior to the third anniversary of the closing date of the Junior Credit Facility, we must make an offer to the lenders under the Junior Credit Facility to use all Pulitzer Excess Cash Flow (as defined in the Junior Credit Facility) to repay loans outstanding under the Junior Credit Facility and, to the extent that the lenders accept those offers, apply such Pulitzer Excess Cash Flow to repay those loans before such Pulitzer Excess Cash Flow may be used for any other purposes, including making payments on the notes, the Revolving Credit Facility or the Pari Passu Credit Facility, and (ii) after the Pulitzer Debt Satisfaction Date and from and after the third anniversary of the closing date of the Junior Credit Facility, all Pulitzer Excess Cash Flow must be applied solely to repay loans outstanding under the Junior Credit Facility until those loans are paid in full. The Junior Credit Facility defines Pulitzer Excess Cash Flow, in general, as Adjusted Pulitzer Net Income (as defined in the Junior Credit Facility) of the Pulitzer Subsidiaries minus, among other things and without duplication, (i) certain capital expenditures (other than capital expenditures financed with, among other things, equity or asset sale proceeds (less any proceeds from such asset sales that are reflected in Adjusted Pulitzer Net Income for such fiscal quarter), insurance proceeds or debt financing), (ii) payments (other than voluntary payments) of principal of and interest on borrowings under the Junior Credit Facility and (iii) payments (other than voluntary payments) of principal of and interest on the Revolving Credit Facility, Pari Passu Credit Facility and the notes to the extent that we or our restricted subsidiaries (excluding the Pulitzer Subsidiaries) do not have sufficient cash flow to make such payments, and subject to further additional adjustments. As a result, until repayment in full of all indebtedness under the Junior Credit Facility, Pulitzer Excess Cash Flow will not (or, prior to the third anniversary of the closing date of the Junior Credit Facility may not) be available to make payments of principal of or interest on the notes, the Revolving Credit Facility or the Pari Passu Credit Facility, even though, after the Pulitzer Debt Satisfaction Date, one or more of the Pulitzer Subsidiaries may have become subsidiary guarantors. Moreover, under the terms of the Junior Credit Facility, we will be required, in general and subject to exceptions, (a) prior to the Pulitzer Debt Satisfaction Date, to use commercially reasonable efforts to apply all Pulitzer Excess Cash Flow and, to the extent not reinvested in the Pulitzer Subsidiaries, all net cash proceeds from sales or other dispositions of assets of the Pulitzer Subsidiaries to prepay the Pulitzer Notes and (b) after the Pulitzer Debt Satisfaction Date, to apply, to the extent not reinvested in the Pulitzer Subsidiaries, all net cash proceeds from sales or other dispositions of assets of the Pulitzer Subsidiaries to repay borrowings outstanding under the Junior Credit Facility. The provisions of the Junior Credit Facility also limit the ability of the Pulitzer Subsidiaries to provide cash to us or any subsidiary of ours that is not a Pulitzer Subsidiary in the form of investments, loans, advances and other intercompany transactions. If Lee is unable to pay the full amount due on its indebtedness, the foregoing provisions may result in lenders under the Junior Credit Facility receiving more, and holders of the notes being offered hereby receiving less, than they would have received in the absence of those provisions.

The information set forth below is not necessarily indicative or predictive of results of future operations and should be read in conjunction with the section of this offering memorandum entitled “Management’s discussion and analysis of financial condition and results of operations” and our audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

	Fiscal year ended			Thirteen weeks ended		52 weeks ended
(In thousands of dollars)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012(1)	December 29, 2013(1)	December 29, 2013(1)
	52 weeks	53 weeks	52 weeks

Operating revenue:
Advertising and marketing services	170,630	156,980	142,994	41,548	39,183	141,013
Subscription	65,253	67,357	66,721	17,429	16,703	65,995
Other	6,858	7,089	6,450	1,761	1,324	5,629

Total operating revenue	242,741	231,426	216,165	60,738	57,210	212,637

Operating expenses:
Compensation	87,319	79,265	69,361	18,440	16,316	67,237
Newsprint and ink	20,197	17,300	13,286	3,770	3,224	12,740
Other operating expenses	100,497	98,992	100,253	24,800	26,037	101,490
Depreciation	8,715	7,918	6,952	1,788	1,635	6,799
Amortization of intangible assets	29,489	27,844	21,260	6,297	2,332	17,295
Impairment of intangible and other assets	130,334	1,132	170,571	—	—	170,571
Workforce adjustments	1,918	3,468	1,134	521	158	771

Total operating expenses	378,469	235,919	382,817	55,616	49,702	376,903
Curtailment gains	16,137	—	—	—	—	—
Equity in earnings of associated companies	3,098	4,030	5,176	1,773	1,789	5,192
Reduction in investment in TNI	11,900	—	—	—	—	—

Operating income (loss)	(128,393)	(463)	(161,476)	6,895	9,297	(159,074)
Equity in earnings of associated companies	(3,098)	(4,030)	(5,176)	(1,773)	(1,789)	(5,192)
Depreciation and amortization	38,204	35,762	28,212	8,085	3,967	24,094
Impairment of intangible and other assets	130,334	1,132	170,571	—	—	170,571

	Fiscal year ended			Thirteen weeks ended		52 weeks ended
(In thousands of dollars)	September 25, 2011	September 30, 2012	September 29, 2013	December 30, 2012(1)	December 29, 2013(1)	December 29, 2013(1)
	52 weeks	53 weeks	52 weeks
Reduction in investment in TNI	11,900	—	—	—	—	—
Curtailment gains	(16,137)	—	—	—	—	—

Operating cash flow/EBITDA	32,810	32,401	32,131	13,207	11,475	30,399
Ownership share of associated companies in EBITDA	4,190	4,753	5,797	1,954	1,894	5,737

Adjusted EBITDA(5)	37,000	37,154	37,928	15,161	13,369	36,136
Ownership share of associated companies EBITDA	(4,190)	(4,753)	(5,797)	(1,954)	(1,894)	(5,737)
Capital expenditures	(343)	(1,033)	(2,027)	(747)	(132)	(1,412)
TNI drawing	4,916	5,186	6,148	820	1,315	6,643
Pension contributions	(2,137)	(6,807)	(6,016)	—	—	(6,016)
Cash income tax refunds (paid)	—	1,068	9,491	—	—	9,491
Non-cash intercompany charges(2)	7,249	8,584	8,396	2,146	2,099	8,349
Lee Legacy employee benefit contributions(3)	—	2,000	2,000	—	—	2,000

Unlevered free cash flow	42,495	41,399	50,123	15,426	14,757	49,454
Interest expense settled in cash(4)	(14,455)	(12,714)	(9,371)	(2,806)	(1,273)	(7,838)
Debt financing and reorganization costs paid	(960)	(5,701)	(931)	—	—	(931)

Free cash flow	27,080	22,984	39,821	12,620	13,484	40,685

Total digital revenue (including digital subscription revenue)	23,987	25,982	26,452	7,020	7,747	27,179
(1)	Certain revenue accounts for the first quarter of fiscal year 2013 were reclassified to conform to the current period presentation, with no impact on operating income. Amounts for fiscal years ended 2011, 2012 and 2013 have not been reclassified.

(2)	The agreement governing the Pulitzer Notes requires that certain intercompany charges for the allocation of Lee Enterprises corporate overhead to Pulitzer not be settled in cash. These transactions reduce Lee Legacy other operating expenses but do not result in the receipt of cash by Lee Legacy. This requirement will lapse once the Pulitzer Notes are paid in full, if and when that occurs, subject to certain limitations on cash settlement.

(3)	The agreement governing the Pulitzer Notes requires a down stream payment from Lee Legacy to Pulitzer to pay up to $2 million of annual employee benefit costs. This requirement will lapse once the Pulitzer Notes are paid in full, if and when that occurs.

(4)	Excludes intercompany interest income and expense that is not settled in cash.

(5)	See note (10) to the first table under “Lee Enterprises, Incorporated” above.

Risk factors

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this offering memorandum before deciding whether to purchase the notes. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary statement regarding forward-looking statements” in this offering memorandum.

Risks related to our business

General economic conditions may continue to impact our revenue and operating results.

According to the National Bureau of Economic Research, the United States economy was in a recession from December 2007 until June 2009. It is widely believed that certain elements of the economy, such as housing, auto sales and employment, were in decline before December 2007, and some elements have still not recovered to pre-recession levels in either nominal or real (inflation adjusted) terms. Revenue, operating results and cash flows were significantly impacted by the recession and its aftermath. To the extent these economic conditions continue or worsen in the markets we serve, our business and advertising revenue could be further adversely affected, which could negatively impact our operations and cash flows and our ability to meet the covenants in the agreements governing our indebtedness. Our advertising and marketing revenue could be particularly adversely affected if advertisers respond to weak and uneven economic conditions by reducing their budgets or shifting spending patterns or priorities, or if they are forced to consolidate or cease operations. Consolidation across industries, particularly large national retailers, may also reduce our overall advertising revenue. The duration and depth of an economic recession, and pace of economic recovery, in markets in which we operate may influence our future results.

Our revenue may not return to historical levels.

A significant portion of our revenue is derived from advertising. The demand for advertising is sensitive to the overall level of economic activity, both locally and nationally. Newspaper publishing is both capital and labor intensive and, as a result, newspapers have relatively high fixed costs. Therefore, a relatively small change in advertising revenue could have a disproportionate effect on our results of operations.

Operating revenue in most categories has decreased since 2007 and may decrease in the future. Such decreases may not be offset by growth in advertising in other categories, such as digital revenue which, until 2008, had been rising significantly and began to rise again in 2010. Historically, newspaper publishing has been viewed as a cost-effective method of delivering various forms of advertising. There can be no guarantee that this historical perception will guide future decisions on the part of advertisers. Web sites and applications for mobile devices distributing news and other content continue to gain popularity. As a result, audience attention and advertising spending are shifting and may continue to shift from traditional media to digital media. As media audiences fragment, we expect that advertisers will allocate greater portions of their future budgets to digital media, which can offer more measurable returns than traditional print media through pay for performance and keyword-targeted advertising. If our efforts to adapt to evolving technological developments in the media industry are unsuccessful, or if we fail to correctly anticipate shifts in audience demand and digital media trends, we may be unable to provide the services, media and content that audiences and potential audiences in our markets prefer and we may be unable to provide the returns that our advertisers seek. This increased competition has had and may continue to have an adverse effect on our business and financial results. The digital media industry experiences additional competitive challenges because barriers to entry are low and geographic location is less relevant.

Technological developments also pose other challenges that could adversely affect our revenue and competitive position. New delivery platforms may lead to pricing restrictions and the loss of a direct relationship with consumers. We may also be adversely affected if the use of technology developed to block the display of advertising on websites and other digital platforms proliferates.

The rates we charge for advertising are, in part, related to the size of the audience of our publications and digital products. There is significant competition for readers and viewers from other media. Our business may be adversely affected to the extent individuals decide to obtain news, entertainment, classified listings and local shopping information from Internet-based or other media, to the exclusion of our outlets for such information.

Retail advertising

Many advertisers, including major retail store chains, automobile manufacturers and dealers, banks and telecommunications companies, have experienced significant merger and acquisition activity over the last several years, and some have gone out of business, effectively reducing the number of brand names under which the merged entities operate. Our retail revenue is also being impacted by the slow pace of the current economic recovery. For example, a decline in the housing market negatively impacts retail advertising related to home improvement, furniture and home electronics.

Classified advertising

Classified advertising is the category that has been most significantly impacted by changing advertising trends and the current economic environment. All categories of classified advertising have generally declined since 2007. While automobile sales have rebounded significantly, neither the unemployment rate nor the housing industry have, as yet, recovered to pre-recession levels.

See “Business—Advertising and marketing services” in this offering memorandum, for additional information on the risks associated with advertising revenue.

Subscription revenue

Advertising and subscription revenue is affected by readership of our publications and digital products. Although our aggregate print and digital audience is relatively stable and our subscription results have historically benchmarked favorably to national averages, as compiled by the Alliance for Audited Media (the “AAM”), subscription sales have nonetheless been declining for many years, reflecting general trends in the newspaper industry, including consumer migration toward the internet and other media for news and information. The possibility exists that future subscription price increases may be difficult to accomplish or maintain as a result of future declines in subscription sales, and that price decreases may be necessary to retain or grow subscription volume. We are maintaining our share of audience through digital audience growth and strong newspaper readership.

In addition, as audience attention increasingly focuses on digital media, circulation of our newspapers may be adversely affected, which may decrease subscription revenue and exacerbate declines in print advertising. We face increasing competition from other digital sources for subscription revenue. This competition has intensified as a result of the continued development of digital media technologies. To maintain our subscription base, we may be required to incur additional costs that we may not be able to recover through subscription and advertising revenue. We may not be able to achieve a profitable balance between subscription levels and advertising revenue. In addition, if we are not successful in growing our digital businesses, including digital subscription revenue, to offset declines in revenue from our print products, our business, financial condition and prospects will be adversely affected.

In 2011, we began introducing charges for digital content using a metered model in certain of our markets that ended free, unlimited access to our newspapers’ websites. In 2014, we expect to begin the transition of our subscriptions to full digital access, including desktop, mobile and tablet. If we are not successful in the implementation of this strategy, our ability to produce anticipated circulation revenue and sustain our print and/or digital audiences may be negatively impacted. Our ability to build a subscriber base on our digital platforms through these packages depends on market acceptance, consumer habits, pricing, an adequate digital infrastructure, terms of delivery platforms and other factors. In addition, the price increase may result in fewer page views or unique visitors to our digital platforms if viewers are unwilling to pay to gain access to our digital content. Stagnation or a decline in traffic levels may adversely affect our advertiser base and advertising rates and result in a decline in digital revenue.

A large portion of our revenue is seasonal, and our quarterly financial results have fluctuated in the past and will fluctuate in the future. You should not rely upon past quarterly financial results as indicators of future performance.

Our largest source of publishing revenue, retail advertising, is seasonal and tends to fluctuate with retail sales in markets served. Historically, retail advertising is higher in the December and June quarters, reflecting slower economic activity in the winter and the strong fourth quarter holiday season. Advertising and marketing services revenue is lowest in the March quarter.

Our financial results in any given quarter can also be influenced by numerous factors, including the timing of investments, capital expenditures and economic conditions in the markets we serve. We are unable to predict or control many of these factors.

Our quarterly and annual financial results may vary significantly in the future. The results of prior periods should not be relied upon as an indication of future performance. We cannot provide any assurance that in future quarters, our revenue or operating results will not be below our projections or the expectations of analysts or investors.

If we are not successful in growing and managing our digital business, our business, financial condition, results of operations and prospects could be adversely affected.

Our future growth depends to a significant degree upon the development and management of our digital business. The growth of our digital business over the long term depends on various factors, including, among other things, the ability to:

•	continue to increase digital audiences;

•	attract advertisers to our digital platforms;

•	maintain or increase the advertising rates on our digital platforms;

•	exploit new and existing technologies to distinguish our products and services from those of competitors and develop new content, products and services;

•	invest funds and resources in digital opportunities; and

•	partner with, or use services from, providers that can assist us in effectively growing our digital business.

In addition, we expect that our digital business will continue to increase as a percentage of our total revenue. For the thirteen weeks ended December 29, 2013, total digital revenue (including revenue from digital subscriptions) comprised 12.2% of total revenue, as compared to 10.4% in the same period in 2012. As our digital business becomes a greater portion of our overall business, we will face a number of increased risks from managing our digital operations, including, but not limited, to the following:

•	restructuring our sales force to more effectively sell advertising in the digital advertising arena versus our historical print advertising business;

•	attracting and retaining employees with skill sets and the knowledge base needed to successfully operate our digital business; and

•

managing the transition to a digital business from a historical print-focused business and the need to concurrently reduce the physical infrastructure, distribution infrastructure and related fixed costs associated with our historical print-focused business.

If we are not successful in the implementation of our full subscription packages, our ability to produce anticipated subscription revenue and sustain our print and/or digital audiences may be negatively impacted.

In 2014, we intend to begin to transition our business to a full access subscription model. The new program includes both a combined digital and print subscription or a digital-only subscription. Further, a metered paywall on each of the newspaper websites will require non-subscribers to pay for content after accessing a limited number of pages or news articles for free each month. Our ability to build a subscriber base on our digital platforms through these packages depends on market acceptance, consumer habits, pricing, an adequate digital infrastructure, terms of delivery platforms and other factors. If we are not successful in converting our subscribers to these new subscription packages, we may not generate the expected subscription revenue. In addition, the price increases may result in a loss of print readers, and the paywall may result in fewer page views or unique visitors to our digital platforms if digital viewers are unwilling to pay to gain access to our digital content. Stagnation or a decline in digital platform traffic levels may adversely affect our advertiser base and advertising rates and result in a decline in digital revenue.

We may not be able to reduce future expenses to offset potential revenue declines.

For the twelve months ended December 29, 2013, cash costs of our continuing operations (i.e., compensation, newsprint and ink, other operating expenses such as delivery, outside services, postage and other expenses not classified as compensation and newsprint) and workforce adjustments were $290.0 million, or 36.0%, lower than the cash costs of our continuing operations for 2007. Such expense reductions are not expected to significantly impact our ability to deliver advertising, news or other content to our customers. We intend to implement additional business transformation initiatives, but if we do not achieve the expected cost savings from these initiatives, or if our operating costs increase despite these initiatives, then our total operating costs may be greater than anticipated and our income from continuing operations and cash flows may decline. As a result of the significant reductions of our cost structure we have achieved since 2007, future cost reductions will be more difficult to accomplish or may impact our strength in news, sales and digital products and our ability to generate future revenue.

Newsprint comprised 8.5% of our cash costs and 7.6% of our operating expenses (including depreciation and amortization) in 2013. The price of newsprint has been volatile from time to time and may increase as a result of various factors, including:

•	declining newsprint supply from future mill closures;

•	reduction in newsprint suppliers because of consolidation in the newsprint industry;

•	paper mills reducing their newsprint supply because of switching their production to other paper grades; and

•	a decline in the financial results of newsprint suppliers.

We have not attempted to hedge fluctuations in the normal purchases of newsprint or enter into contracts with embedded derivatives for the purchase of newsprint. If the price of newsprint increases materially, operating results could be adversely affected. In addition, we rely on a limited number of suppliers for deliveries of newsprint. If newsprint suppliers experience labor unrest, transportation difficulties or other supply disruptions, our ability to produce and deliver newspapers could be impaired and/or the cost of newsprint could increase, both of which would negatively impact our operating results.

See “Business—Newsprint” and “Management’s discussion and analysis of financial condition and results of operations—Quantitative and qualitative disclosures about market risk—Commodities” in this offering memorandum for additional information on the risks associated with changes in newsprint costs.

In addition, technological developments and any changes we make to our business may require significant capital investments. We may be limited in our ability to invest funds and resources in digital products, services or opportunities and we may incur costs of research and development in building and maintaining the necessary and continually evolving technology infrastructure. As a result, our digital business could suffer.

We have significant competition in the market for news and advertising, which may adversely affect our advertising and subscription revenue and advertising rates.

Our predominant source of revenue is advertising, followed by paid subscriptions. Our newspapers, classified and specialty publications and digital products compete with newspapers having national or regional circulation, magazines, radio, network, cable and satellite television, other advertising media such as outdoor, mobile, and movie theater promotions, other classified and specialty publications, direct mail, yellow pages directories and other information content providers such as digital sites. Competition for advertising is based on audience size and composition, subscription levels, readership demographics, distribution and display mechanisms, price and advertiser results. In addition, several of our daily and Sunday newspapers compete with other local daily or weekly newspapers. In recent years, the advertising industry has experienced a secular shift toward internet and digital advertising. The proliferation of digital media and the rapid development of tablet and mobile devices and applications have expanded advertisers’ and consumers’ media options. As a result, we may incur greater costs as we compete for advertising and subscription revenue. Increased competition may also affect our ability to attract and retain advertisers and subscribers or increase our advertising rates, which could negatively impact our revenue and operating income and adversely affect our business and financial results.

We may incur additional non-cash impairment charges.

We have $479.0 million of goodwill and identified intangible assets as of December 29, 2013, representing approximately 58.0% of our total assets. In 2013, 2011, 2009 and 2008, we recorded impairment charges of $171.1 million, $204.3 million, $244.5 million and $1,000.0 million, respectively, to reduce the value of certain of these assets. Should general economic, market or business conditions decline, and have a negative impact on our projected future cash flows, we may be required to record additional impairment charges in the future and such impairment charges could be material. Such charges would not impact our cash flows or debt covenant compliance.

Sustained increases in funding requirements of our pension obligations may reduce the cash available for our business.

Our pension and postretirement plans invest in a variety of equity and debt securities, many of which were affected by the disruption in the credit and capital markets in 2008 and thereafter. Future volatility and disruption in the stock and bond markets could cause further declines in the asset values of our pension plans. In addition, a decrease in the discount rate used to determine the liability for pension obligations could result in increased future contributions. If either occurs, we may need to make additional cash contributions above what is currently estimated, which could reduce the cash available for our business. Moreover, under the Pension Protection Act of 2006, future losses of asset value may necessitate accelerated funding of pension plans in the future to meet minimum federal statutory requirements. Legislation passed in 2012 temporarily reduced funding requirements for our pension plans, but those payments will eventually need to be restored unless discount rates and/or plan assets increase.

We may be subject to withdrawal liability in connection with certain multiemployer pension plans, which may reduce the cash available for our business.

Pursuant to our collective bargaining obligations, we contribute to three different multiemployer pension plans on behalf of certain of our employees. We believe, based on the most recent communications from the plans’ administrators, that two of these plans are currently in “critical” status, as that term is used in relation to such plans under the Pension Protection Act of 2006. For plans that are in critical status, benefit reductions may apply and/or we could be required to make additional contributions.

If, in the future, we were to withdraw from one of these multiemployer plans or trigger a partial withdrawal due to declines in contribution base units, and the plan had unfunded vested benefits at the time of our withdrawal or partial withdrawal, we could owe the plan significant withdrawal liability which could reduce the cash available for our business.

Cybersecurity risks could harm our ability to operate effectively.

In 2013, 14.4% of our advertising and marketing services revenue was obtained from advertising in our digital products, and one of our businesses provides digital infrastructure and digital publishing services for other companies. We use computers in substantially all aspects of our business operations. Such uses give rise to cybersecurity risks, including the misappropriation of personally identifiable information that we store and manage. We have preventive systems and processes in place to protect against the risk of cyber incidents. However, the techniques used to obtain unauthorized access and to disable systems and websites change frequently and may be difficult to detect for long periods of time. There can be no assurance that we or the security systems we implement will protect against all of these rapidly changing risks. Prolonged system outages or a cyber incident that goes undetected could reduce our print and/or digital revenue, increase our operating costs, disrupt our operations, harm our reputation, lead to legal exposure to customers and/or subject us to liability under laws and regulations that protect personal data. We maintain insurance coverage against certain of such risks, but cannot guarantee that such coverage will be sufficient with respect to any given incident.

We may not be able to protect our intellectual property rights which may cause our assets to lose value or otherwise adversely affect our business, financial performance or results of operations.

Our business depends on our intellectual property, including our valuable brands and content. We believe our proprietary trademarks and other intellectual property rights are important to our continued success and our competitive position.

Unauthorized parties may attempt to copy or otherwise obtain and use our content or infringe upon, dilute, reproduce, misappropriate or otherwise violate our intellectual property. There can be no assurance that the steps we have taken to protect our proprietary rights will be successful in any given case.

Damage to the reputation of any of our trademarks, service marks, trade names or domain names or negative publicity or perceptions about the Company could have an adverse impact upon our business, financial condition or results of operations.

Today’s technology makes it easier to duplicate and disseminate content. The proliferation of unauthorized use of our content may have an adverse effect on our business because it reduces the revenue that we potentially could receive from the legitimate sale and distribution of such content, as well as from the sale of advertising within our content because of reduced readership of our publications or traffic to our digital platforms.

We cannot be certain that our products, services and content do not and will not infringe the intellectual property of others. We may be subject to claims based on allegations or other violations of the intellectual property of others. Litigation to enforce or defend our intellectual property rights is expensive and a distraction to the Company. To the extent claims against us are successful, we may have to pay substantial monetary damages or discontinue or modify certain content or services that are found to be in violation of another party’s rights. We may also have to seek a license to continue offering our content and services, which may not be available on reasonable terms or at all, and which may significantly increase our operating expenses. In addition, we may not be able to protect our proprietary rights in a cost-effective manner.

Legislative and regulatory developments may result in increased costs and lower advertising revenue from our digital businesses.

All of our operations are subject to government regulation in the jurisdictions in which we operate. In addition, our digital platforms are available worldwide and are subject to laws regulating the internet both within and outside the United States. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Advertising revenue from our digital business could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to the use of consumer data in digital media.

Adverse results from litigation or governmental investigations can impact our business practices and operating results.

From time to time, we and our subsidiaries are parties to litigation and regulatory, environmental and other proceedings with governmental authorities and administrative agencies. Adverse outcomes in lawsuits or investigations could result in significant monetary damages or injunctive relief that could adversely affect our operating results or financial condition as well as our ability to conduct business as it is presently being conducted. See “Business—Legal Proceedings” in this offering memorandum, for additional information on the risks associated with adverse results from litigation.

A portion of our employees are members of unions and if we experience labor unrest, our ability to produce and deliver newspapers could be impaired.

If we experience labor unrest, our ability to produce and deliver newspapers could be impaired in some locations. The results of future labor negotiations could harm our operating results. Our newspapers have not experienced a labor stoppage for many years. However, we cannot ensure that a strike will not occur at one or more of our newspapers in the future. As of September 29, 2013, approximately 8.7% of our full-time and part-time employees were represented by unions, including 70.2% of the total employees of the St. Louis Post-Dispatch. Most of our union represented employees are currently working under labor agreements, with expiration dates through 2015. We face collective bargaining upon the expirations of these labor agreements. Even if our newspapers do not suffer a labor strike, our operating results could be harmed if the results of labor negotiations restrict our ability to maximize the efficiency of our newspaper operations. In addition, our ability to make short term adjustments to control compensation and benefit costs, rebalance our portfolio of businesses or otherwise adapt to changing business needs may be limited by the terms and duration of our collective bargaining agreements.

A decrease in our stock price may limit the ability to trade our stock or for the Company to raise equity capital.

As of July 1, 2011, our common stock traded at an average 30-day closing market price of less than $1 per share. Under the NYSE listing standards, if our common stock fails to maintain an adequate per share price and our total market capitalization falls below $50.0 million, our common stock could be removed from the NYSE and traded in the over the counter market. In July 2011, the NYSE first notified us that our common stock did not meet the NYSE continued listing standards due to the failure to maintain an adequate share price. Under the NYSE rules, our common stock was allowed to continue to be listed during a cure period. In February 2012, after completing our debt refinancing, the NYSE notified us that we were again in compliance with the minimum closing price standard. In January 2013, the NYSE notified us that we had returned to full compliance with all continued listing standards. However, there can be no assurance that we will continue to be able to meet these listing standards, and the removal of our common stock from the NYSE could adversely affect our ability to raise equity capital.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market value of the notes, increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, and any rating assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes in our results of operations or financial condition, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Most of the covenants in the indenture that will govern the notes will not apply, and all of the collateral securing the notes and the subsidiary guarantees will be released, during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Most of the covenants in the indenture that will govern the notes will not apply to us, and all of the collateral securing the notes and the subsidiary guarantees will be released, during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided, on the first day of such period, no default or event of default has occurred and is continuing. These covenants will restrict, among other things, our ability to pay dividends or make distributions, make loans and investments, incur indebtedness, sell assets, enter into transactions with affiliates, alter the business we conduct and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture that will govern the notes. See “Description of notes—Certain covenants—Effectiveness of covenants.”

Management’s discussion and analysis of financial condition and results of operations

The following discussion includes comments and analysis relating to our results of operations and financial condition as of, and for the years ended, September 29, 2013, September 30, 2012 and September 25, 2011, and for the thirteen weeks ended December 29, 2013 and December 30, 2012. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes thereto contained elsewhere in this offering memorandum. References to 2013, 2012, 2011 and the like mean the fiscal years ended the last Sunday in September. References to First Quarter 2014 and First Quarter 2013 refer to the 13 weeks ended December 29, 2013 and December 30, 2012, respectively. The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including the risks and uncertainties described in “Risk factors” and “Cautionary statement regarding forward-looking statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk factors,” “Selected historical consolidated financial information” and the historical audited and unaudited consolidated financial statements, including the related notes, appearing elsewhere in this offering memorandum. All references to a year mean the fiscal year ended on the last Sunday in September. Due to our fiscal calendar, 2012 includes 53 weeks of operations for the Company and MNI. TNI has a 53rd week of operations in 2013.

Company overview

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in the markets we serve, which are located primarily in the Midwest, Mountain West and Western regions of the United States. With the exception of St. Louis, Missouri, our 50 daily newspaper markets, across 22 states, are principally midsize or small. Through our paid and unpaid print and digital platforms, we are able to reach an overwhelming majority of adults in most of our markets.

Our platforms include:

•

50 daily and 38 Sunday newspapers with a circulation totaling 1.1 million and 1.5 million, respectively, during the six months ended September 2013, which were read by nearly four million people in print;

•

Websites and mobile products in all of our markets that complement our newspapers and attracted 25.6 million monthly unique visitors in December 2013, with mobile, tablet, desktop and app page views increasing by 12.8% to 209.7 million page views in December 2013 compared to 186.0 million page views in December 2012; and

•	Nearly 300 weekly newspapers and classified and niche publications.

The following table sets forth for our largest strategic business units including MNI and TNI, the number of the daily newspapers we own and their average circulation during the six months ended September 2013, as well as the number of unique visitors to our websites in December 2013.

		Circulation (‘000s)		Website monthly unique visitors (‘000s)
Largest strategic business units	Daily newspapers	Daily	Sunday
St. Louis, MO	1	161	461	4,682
Madison, WI (MNI)	4	96	107	1,882
Tucson, AZ (TNI)	1	78	123	1,107
Lincoln, NE	4	69	70	2,115
Bloomington/Decatur, IL	3	70	78	1,585
NW Indiana	1	87	91	1,135
Quad Cities, IA/IL	2	46	52	917
River Valley, WI/MN	3	37	47	879
Billings, MT	1	37	42	1,004
Other enterprises	30	455	468	10,265

Total Company	50	1,136	1,541	25,573

Executive Overview

Our primary source of revenue is advertising and marketing services, followed by subscription revenue. Over the last few years, the advertising industry has experienced a shift toward digital advertising and away from print and other traditional media. This trend away from traditional advertising was compounded by the effects of the recession, which had a significant impact on our advertising and marketing services revenue. In addition, our average daily newspaper circulation units have declined. We have attempted to offset our declines in advertising and marketing services revenue and print subscription revenue with our efforts to expand our digital advertising revenue and increase the numbers of our digital subscribers. In 2014, we expect to shift toward a full subscription model which will provide subscribers with complete digital access, including desktop, mobile, tablet and replica editions. These will be offered as packages with print home delivery or as digital-only subscriptions, with subscription rates reflective of the expanded access. Our total digital revenue has grown from $66.1 million in 2011 to $77.0 million in 2013.

In response to these trends and to offset our declines in revenue, we have instituted a number of cost reduction initiatives that have significantly reduced our newsprint, compensation expense and other expenses.

During, and since, the economic downturn, we have transformed our business model and carefully managed our costs to maintain our margins and cash flows. Since 2007 and through December 2013, we reduced annual cash costs of our continuing operations (including compensation, newsprint, ink and other operating expenses) by $290 million, or 36%, net of costs incurred to achieve these savings and also net of cost increases that primarily support our revenue initiatives.

Since 2007, we regionalized staff functions, selectively consolidated and/or outsourced printing, discontinued unprofitable niche publications, reduced newsprint volume by 59.5%, and sharpened our focus on cost control in all areas. We have strategically reduced personnel while protecting our strengths in news, sales and digital products. We outsourced print ad design in 29 locations in 2013, resulting in faster turn-around time for advertisers, improved quality, less redundancy and lower cost. Today, nineteen of our 50 daily newspapers are printed off site.

We are continuing to pursue operating efficiencies in 2014 in various areas, including expansion of regional design centers (currently serving 25 of our newspapers) and improved call center functions. We will also continue to outsource print ad design. Further, we have identified a myriad of new opportunities for future implementation.

Same property comparisons

Certain information below, as noted, is presented on a same property basis, which is exclusive of acquisitions and divestitures, if any, consummated in the current or prior year. We believe such comparisons provide meaningful supplemental information for an understanding of changes in our revenue and operating expenses. Same property comparisons exclude TNI and MNI. We own 50.0% of TNI and also own 50.0% of the capital stock of MNI, both of which are reported using the equity method of accounting. Same property comparisons also exclude corporate office costs.

Critical accounting policies

Our discussion and analysis of financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates.

We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Additional information follows with regard to certain of the most critical of our accounting policies.

We were not required to adopt “fresh start” accounting upon our emergence from Chapter 11 in 2012 because pre-Chapter 11 shareholders’ interests in the Company were preserved post-Chapter 11 emergence. Consequently, we were not required to allocate the reorganization value (or fair value as of the date of emergence from Chapter 11) to our assets and liabilities.

Pension, postretirement and postemployment benefit plans

We evaluate our liability for pension, postretirement and postemployment benefit plans based upon computations made by consulting actuaries, incorporating estimates and actuarial assumptions of future plan service costs, future interest costs on projected benefit obligations, rates of compensation increases, when applicable, employee turnover rates, anticipated mortality rates, expected investment returns on plan assets, asset allocation assumptions of plan assets, and other factors. If we used different estimates and assumptions regarding these plans, the funded status of the plans could vary significantly, resulting in recognition of different amounts of expense over future periods.

Increases in market interest rates, which may impact plan assumptions, generally result in lower service costs for current employees, higher interest expense and lower liabilities. Actual returns on plan assets that are lower than the plan assumptions will generally result in decreases in a plan’s funded status and may necessitate additional contributions.

Income taxes

Deferred income taxes are provided using the liability method, whereby deferred income tax assets are recognized for deductible temporary differences and loss carry-forwards and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax basis. Deferred income tax assets are reduced by a valuation allowance when, in our opinion, it is more likely than not some portion or all of the deferred income tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Changes in accounting for uncertain tax positions can result in additional variability in our effective income tax rate.

We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50.0% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. We record interest and penalties related to unrecognized tax benefits as a component of income tax expense.

We file income tax returns with the Internal Revenue Service (“IRS”) and various state tax jurisdictions. From time to time, we are subject to routine audits by those agencies, and those audits may result in proposed adjustments. We have considered the alternative interpretations that may be assumed by the various taxing agencies, believe our positions taken regarding our filings are valid, and that adequate tax liabilities have been recorded to resolve such matters. However, the actual outcome cannot be determined with certainty and the difference could be material, either positively or negatively, to the Consolidated Statements of Operations and Comprehensive Income (Loss) in the periods in which such matters are ultimately determined. We do not believe the final resolution of such matters will be material to our consolidated financial position or cash flows.

Operating expenses

Operating expenses other than depreciation, amortization and unusual matters decreased $4.5 million, or 3.4%, in the 2014 Quarter.

Compensation expense decreased $3.8 million, or 5.8%, in the 2014 Quarter, driven by a decline in average full-time equivalent employees of 5.9%.

Newsprint and ink costs decreased $1.6 million, or 13.2%, in the 2014 Quarter, primarily as a result of a reduction in newsprint volume of 10.1%. See “—Quantitative and qualitative disclosures on market risks—Commodities” for a further discussion and analysis of the impact of newsprint on our business.

Other operating expenses, which are comprised of all operating costs not considered to be compensation, newsprint, depreciation, amortization, or unusual matters, increased $0.9 million, or 1.7%, in the 2014 Quarter due primarily to new products and the impact of outsourcing.

Reductions in staffing resulted in workforce adjustment costs totaling $0.2 million and $0.8 million in the 2014 Quarter and 2013 Quarter, respectively.

Operating cash flow and results of operations

As a result of the factors noted above, operating cash flow decreased 4.3%, to $49.3 million, in the 2014 Quarter compared to $51.5 million in the 2013 Quarter. Operating cash flow margin decreased to

27.8% from 27.9% a year ago, reflecting a smaller percentage decrease in operating expenses than the decrease in operating revenue.

Depreciation expense decreased $0.3 million, or 6.3%, in the 2014 Quarter. Amortization expense decreased $2.7 million, or 27.9%, in the 2014 Quarter due to the impairments recorded in 2013.

Equity in earnings in associated companies decreased $0.1 million in the 2014 Quarter.

The factors noted above resulted in operating income of $40.2 million in the 2014 Quarter compared to $39.5 million in the 2013 Quarter. Operating income margin increased to 22.7% from 21.4% a year ago.

Nonoperating income and expense

Interest expense decreased $2.6 million, or 11.2%, to $20.8 million in the 2014 Quarter due to lower debt balances and refinancing of $94 million remaining balance of notes (the “Old Pulitzer Notes”) issued by St. Louis Post-Dispatch LLC (“PD LLC”) in 2000. Our weighted average cost of debt was 9.2% at the end of the 2014 Quarter. Interest expense in the 2014 Quarter includes $1.2 million of non-cash amortization of a present value adjustment of debt compared to $1.4 million in the 2013 Quarter.

Absent a significant increase in LIBOR, we expect interest expense to continue to decline due to lower debt balances, which decreased $14.5 million in the 2014 Quarter, and the lower interest rate on the Pulitzer Notes.

In December 2012, we recognized a gain of $7.1 million from a distribution related to the partial sale of assets in a private equity investment. This gain is classified as other, net in the Consolidated Statements of Operations and Comprehensive Income.

Overall results

We recognized income tax expense of 37.9% of income from continuing operations before income taxes in the 2014 Quarter and 40.9% in the 2013 Quarter. See Note 7 to the Interim Consolidated Financial Statements included herein for a reconciliation of the expected federal income tax rate to the actual tax rates.

As a result of the factors noted above, income attributable to Lee Enterprises, Incorporated (which includes discontinued operations) totaled $11.9 million in the 2014 Quarter compared to $14.6 million in the 2013 Quarter.

2013 vs. 2012

Operating results, as reported in the Consolidated Financial Statements, are summarized below:

(Thousands of dollars)	2012	2013	Percent change
	53 weeks	52 weeks

Advertising revenue:
Retail	304,686	289,326	(5.0)
Classified:
Employment	36,911	33,560	(9.1)
Automotive	39,054	34,375	(12.0)
Real estate	20,805	18,862	(9.3)
All other	51,837	47,198	(8.9)

Total classified	148,607	133,995	(9.8)
National	29,618	24,056	(18.8)
Niche publications	12,267	12,468	1.6

Total advertising and marketing services revenue	495,178	459,845	(7.1)
Subscription	173,971	177,111	1.8
Commercial printing	12,731	12,625	(0.8)
Other	25,041	25,159	0.5

Total operating revenue	706,921	674,740	(4.6)

Compensation	274,427	254,831	(7.1)
Newsprint and ink	51,635	43,481	(15.8)
Other operating expenses	213,502	213,021	(0.2)
Workforce adjustments	4,640	2,680	(42.2)

	544,204	514,013	(5.5)

Operating cash flow	162,717	160,727	(1.2)
Depreciation	23,443	21,412	(8.7)
Amortization	41,696	34,225	(17.9)
Impairment of intangible and other assets	1,388	171,094	NM
Equity in earnings of associated companies	7,231	8,685	20.1

Operating income (loss)	103,421	(57,319)	NM
Non–operating expense, net	(88,198)	(81,904)	(7.1)

Income (loss) from continuing operations before reorganization costs and income taxes	15,223	(139,223)	NM
Reorganization costs	(37,765)	—	NM

Loss from continuing Operations before income taxes	(22,542)	(139,223)	NM
Income tax benefit	(9,161)	(62,745)	NM

Net loss from continuing operations	(13,381)	(76,478)	NM
Discontinued operations, net of income taxes	(2,918)	(1,246)	(57.3)

Net loss	(16,299)	(77,724)	NM
Net income attributable to non–controlling interests	(399)	(593)	48.6

Loss attributable to Lee Enterprises, Incorporated	(16,698)	(78,317)	NM
Other comprehensive income (loss), net	(7,348)	21,101	NM

Comprehensive loss	(24,046)	(57,216)	NM

Loss from continuing operations attributable to Lee Enterprises, Incorporated	(13,780)	(77,071)	NM

NM-	not meaningful.

Because of period accounting, year-over-year comparisons are distorted. 2012 included an additional week of business activity, which added both revenue and operating expenses in comparison with 2013. The table below summarizes certain key 2013 financial results on a comparable basis, excluding the extra week of operations in 2012:

(Thousands of dollars)	2012	2013	Percent change
	52 weeks	52 weeks
Advertising and marketing services revenue	486,638	459,845	(5.5)
Total digital revenue	72,108	77,027	6.8
Subscription revenue	170,740	177,111	3.7
Total operating revenue	694,596	674,740	(2.9)
Operating expenses, excluding depreciation, amortization and unusual matters(1)	531,170	511,333	(3.7)
Operating cash flow	158,841	160,727	1.2
Adjusted EBITDA(2)	170,315	173,766	2.0
Operating income (loss)	99,371	(57,319)	NM

NM – not meaningful.

(1)	Unusual matters comprise workforce adjustment costs and impairments of intangible and other assets.

(2)	See “Summary—Summary historical consolidated financial information” for a reconciliation of adjusted EBITDA to operating income (loss) for the 52 weeks ended September 29, 2013 and the 53 weeks ended September 30, 2012.

Unless otherwise noted, the comparisons below are presented on a reported basis.

Excluding the additional week of operations in 2012, total operating revenue decreased approximately 2.9% in 2013 compared to the prior year. 2013 total operating revenue decreased 4.6% compared to 2012 on a reported basis.

Advertising and marketing services revenue

Excluding the extra week of operations in 2012, 2013 advertising and marketing services revenue decreased 5.5% compared to the prior year and decreased $35.3 million or 7.1%, compared to 2012 on a reported basis. Retail advertising decreased 5.0% on a reported basis. Retail preprint insertion revenue decreased 0.3%. Digital retail advertising on a stand-alone basis increased 3.2%, partially offsetting print declines.

Classified revenue decreased 9.8% in 2013 on a reported basis. Employment revenue decreased 9.1% while automotive advertising decreased 12.0%, real estate decreased 9.3% and other classified decreased 8.9%. Digital classified revenue on a stand-alone basis increased 1.4%, partially offsetting print declines.

National advertising decreased $5.6 million, or 18.8% on a reported basis. Digital national advertising on a stand-alone basis decreased $0.7 million, or 17.8%. Advertising in niche publications and other increased 1.6%.

On a stand-alone basis (i.e., excluding print), digital advertising and marketing services revenue increased 1.8% on a reported basis in 2013, representing 14.4% of total advertising and marketing services revenue. Year-over-year total digital advertising has been rising since December 2009. Print advertising and marketing services revenue on a stand-alone basis decreased 8.5% in 2013.

Subscription and other revenue

Excluding the extra week of operations in 2012, 2013 subscription revenue increased 3.7% compared to the prior year and increased $3.1 million, or 1.8%, compared to 2012 on a reported basis. The increases are primarily due to price increases and increases in digital subscribers, which were partially offset by decreases in print subscribers.

Our average daily newspaper circulation units, including TNI and MNI, as measured by the AAM, decreased 3.5% and Sunday circulation increased 7.4% in 2013 compared to 2012, as a result of an increase in branded editions.

Our mobile, tablet, desktop and app sites, including TNI and MNI, attracted 23.2 million unique visitors in the month of September 2013, an increase of 2.7% from September 2012, with 209.1 million page views. Research in our larger markets indicates we are maintaining our share of audience through the combination of digital audience growth and strong newspaper readership.

Commercial printing revenue decreased $0.1 million, or 0.8% on a reported basis, in 2013.

Nonoperating income and expense

Interest expense increased $6.4 million, or 7.7%, to $89.4 million in 2013 due primarily to higher interest rates on our debt since the January 2012 refinancing, which were partially offset by lower debt balances and refinancing of the Old Pulitzer Notes. Our weighted average cost of debt was 9.2% at September 29, 2013, the same as a year ago. Interest expense includes $5.1 million and $3.9 million of non-cash amortization of a present value adjustment of debt in 2013 and 2012 respectively.

The increase in interest expense from the refinancing of our debt in January 2012 cycled in January 2013. Absent a significant increase in LIBOR, we expect interest expense to continue to decline due to lower debt balances, which balances decreased by $98.4 million in 2013, and the lower interest rate on the Pulitzer Notes.

In December 2012, we recognized a gain of $7.1 million from a distribution related to the partial sale of assets in a private equity investment. This gain is classified as other, net in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Changes to our pension plans in 2011 and 2010 were the subject of litigation, or arbitration claims, under the terms of the respective collective bargaining agreements. In 2012, we settled all such claims with payments to plan participants totaling $2.8 million. These payments are classified as other, net in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Overall results

We recognized $37.8 million of reorganization costs in 2012 due to our emergence from Chapter 11. We recognized income tax benefit of 45.1% and 40.6% of loss from continuing operations before income taxes in 2013 and 2012, respectively. See Note 11 to the Annual Consolidated Financial Statements for the fiscal year ended September 29, 2013, included elsewhere in this offering memorandum, for a reconciliation of the expected federal income tax rate to the actual tax rates.

As a result of the factors noted above, loss attributable to Lee Enterprises, Incorporated (which includes discontinued operations) totaled $78.3 million in 2013 compared to a loss of $16.7 million in 2012.

Discontinued operations

In March 2013, we sold The Garden Island newspaper and digital operations in Lihue, HI for $2.0 million in cash, plus an adjustment for working capital. The transaction resulted in a loss of $2.2 million, after income taxes, and was recorded in discontinued operations in the Consolidated Statements of Operations and Comprehensive Income (Loss) in 2013. Operating results of The Garden Island have been classified as discontinued operations for all periods presented.

In October 2012, we sold the North County Times in Escondido, CA for $12.0 million in cash, plus an adjustment for working capital. The transaction resulted in a gain of $1.2 million, after income taxes, and was recorded in discontinued operations in the Consolidated Statements of Operations and Comprehensive Income (Loss) in 2013. Operating results of the North County Times have been classified as discontinued operations for all periods presented.

Liquidity and capital resources

First quarter 2014 and first quarter 2013

Operating activities

Cash provided by operating activities of continuing operations was $12.0 million in the 2014 Quarter and $18.6 million in the 2013 Quarter. We recorded net income of $12.1 million in the 2014 Quarter and $14.7 million in the 2013 Quarter. Changes in depreciation and amortization, deferred income taxes, and operating assets and liabilities accounted for the bulk of the change in cash provided by operating activities of continuing operations in the 2014 Quarter.

Investing activities

Cash required for investing activities of continuing operations totaled $2.6 million in the 2014 Quarter compared to cash provided by investing activities of $4.1 million in the 2013 Quarter. Capital spending totaled $2.3 million in the 2014 Quarter and $2.1 million in the 2013 Quarter. We received $0.1 million from sales of assets in the 2014 Quarter compared to $7.2 million in the 2013 Quarter.

We anticipate that funds necessary for capital expenditures, which are expected to total up to $12.0 million in 2014, and other requirements, will be available from internally generated funds or availability under our revolving credit facility.

Financing activities

Cash required for financing activities of continuing operations totaled $14.3 million in the 2014 Quarter and $29.0 million in the 2013 Quarter. Debt reduction accounted for the majority of the usage of funds in both the 2014 Quarter and 2013 Quarter.

The Plan of Reorganization requires us to suspend stockholder dividends and share repurchases through December 2015.

As discussed more fully in Note 1 and Note 5 of the Notes to Annual Consolidated Financial Statements, for the fiscal year ended September 20, 2013 included elsewhere in this offering memorandum, in January 2012, in conjunction with the effectiveness of the Plan, we refinanced all of our debt. The Plan refinanced our then-existing credit agreement and extended the April 2012 maturity in a structure of first and second lien debt with the existing lenders. We also amended the Old Pulitzer

Notes, and extended the April 2012 maturity with the existing Noteholders. In May 2013, we again refinanced the remaining balance of the Old Pulitzer Notes.

Historical debt balances are summarized as follows:

			Interest rates (%)
(Thousands of dollars)	September 29, 2013	December 29, 2013	December 29, 2013

Exit Credit Agreement
Term Loan Facility	609,500	603,000	7.50
Revolving Credit Facility	–	–	6.75
Existing Junior Credit Agreement	175,000	175,000	15.00
Pulitzer Notes	63,000	55,000	9.00
Unamortized present value adjustment	(12,942)	(11,745)

	834,558	821,255
Less current maturities of debt	19,150	13,925
Current amount of present value adjustment	(4,779)	(4,779)

Total long-term debt	820,187	812,109

At December 29, 2013, our weighted average cost of debt was 9.2%.

Aggregate maturities of debt total $9.8 million for the remainder of fiscal 2014 and are estimated to total $19.9 million in fiscal 2015, $586.2 million in fiscal 2016 and $217.2 million in fiscal 2017.

Other matters

Cash and cash equivalents increased $3.6 million in 2013 and $4.1 million in 2011 and decreased $9.6 million in 2012.

2013, 2012 and 2011

Operating activities

Cash provided by operating activities of continuing operations was $90.1 million in 2013, $80.0 million in 2012 and $100.6 million in 2011. We recorded net losses of $77.7 million, $16.3 million and $146.7 million in fiscals 2013, 2012 and 2011, respectively. Increased interest expense accounts for the decline in cash provided by operating activities of continuing operations in fiscals 2013 and 2012 from 2011. Depreciation and amortization decreased as discussed more fully under “Operating cash flow and results of operations”. We also recognized non-cash curtailment gains totaling $16.1 million in 2011. Operating losses in 2013 and 2011 were caused primarily by non-cash charges for impairment of goodwill and other assets and reduction of our investment in TNI in 2011, net of the related deferred income tax benefit. Changes in deferred income taxes, operating assets and liabilities and the timing of income tax payments accounted for the bulk of the remainder of the changes in cash provided by operating activities of continuing operations in all years.

Pension liabilities, net of plan assets, totaled $30.6 million as of September 29, 2013, a $38.1 million improvement from September 30, 2012, due to strong asset returns and an increase in discount rates used to measure the liabilities. Contributions to pension plans are expected to total $1.4 million in 2014, a 77.0% reduction from 2013.

Investing activities

Cash required for investing activities of continuing operations totaled $1.3 million in 2013 and $0.8 million in 2012 and cash provided by investing activities totaled $1.0 million in 2011. Capital spending totaled $9.7 million in 2013, $7.8 million in 2012 and $7.4 million in 2011. Restricted cash was reduced $5.0 million in 2012 and $4.7 million in 2011. We received $7.8 million, $1.4 million and $1.8 million from sales of assets in fiscals 2013, 2012 and 2011, respectively.

We anticipate that funds necessary for capital expenditures, which are expected to total up to $12.0 million in 2014, and other requirements, will be available from internally generated funds, or availability under our revolving credit facility.

Financing activities

Cash required for financing activities of continued operations totaled $99.3 million in 2013, $93.1 million in 2012 and $99.1 million in 2011. We paid $1.1 million, $32.4 million and $11.6 million of debt financing and reorganization costs in fiscals 2013, 2012 and 2011, respectively. The increase in such costs in 2012 was due to the Chapter 11 Proceedings. Debt reduction accounted for the majority of the remaining usage of funds in all years.

The Plan requires us to suspend stockholder dividends and share repurchases through December 2015.

As discussed more fully in Note 1 and Note 5 of the Notes to Annual Consolidated Financial Statements for the fiscal year ended September 29, 2012, included elsewhere in this offering memorandum, in January 2012, in conjunction with the effectiveness of the Plan, we refinanced all of our debt. The Plan refinanced our then-existing credit agreement and extended the April 2012 maturity in a structure of first and second lien debt with the existing lenders (“Lenders”). We also amended the Old Pulitzer Notes, and extended the April 2012 maturity with the existing Noteholders. In May 2013, we again refinanced the remaining balance of the Old Pulitzer Notes.

Business

Company overview

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in the markets we serve, which are located primarily in the Midwest, Mountain West and Western regions of the United States. With the exception of St. Louis, Missouri, our 50 daily newspaper markets, across 22 states, are principally midsize or small. Through our paid and unpaid print and digital platforms, we are able to reach an overwhelming majority of adults in most of our markets.

Our platforms include:

•

50 daily and 38 Sunday newspapers with a circulation totaling 1.1 million and 1.5 million, respectively, during the six months ended September 2013, which were read by nearly four million people in print;

•

Websites and mobile products in all of our markets that complement our newspapers and attracted 25.6 million monthly unique visitors in December 2013, with mobile, tablet, desktop and app page views increasing by 12.8% to 209.7 million page views in December 2013 compared to 186.0 million page views in December 2012; and

•	Nearly 300 weekly newspapers and classified and niche publications.

The following table sets forth for our largest strategic business units including MNI and TNI, the number of the daily newspapers we own and their average circulation during the six months ended September 2013, as well as the number of unique visitors to our websites in December 2013.

	Daily newspapers	Circulation (‘000s)		Website monthly unique visitors (‘000s)
Largest strategic business units		Daily	Sunday
St. Louis, MO	1	161	461	4,682
Madison, WI (MNI)	4	96	107	1,882
Tucson, AZ (TNI)	1	78	123	1,107
Lincoln, NE	4	69	70	2,115
Bloomington/Decatur, IL	3	70	78	1,585
NW Indiana	1	87	91	1,135
Quad Cities, IA/IL	2	46	52	917
River Valley, WI/MN	3	37	47	879
Billings, MT	1	37	42	1,004
Other enterprises	30	455	468	10,265

Total Company	50	1,136	1,541	25,573

Lee Enterprises, Incorporated was founded in 1890, incorporated in 1950, and listed on the New York Stock Exchange (“NYSE”) in 1978. Until 2001, we also operated a number of network-affiliated and satellite television stations. We have acquired and divested a number of businesses since 2001. We emerged from bankruptcy protection in 2012.

Strategic initiatives

Continuing our commitment to providing critical local content

We provide valuable, intensely local and original news and information that, in many cases, we believe our audiences cannot otherwise readily obtain. Our large and talented news and editorial staff provides constant, real-time local news with significant breadth, depth and reliability.

We believe the strength of our brands and the size of our news staff allow us to provide more comprehensive coverage of local news than our competitors in our markets.

Through the efforts of our journalists, we seek to provide information, engagement and leadership that is vital to our communities and critical to our democracy. We believe we stir public awareness, advance ideas, inspire vision, create debate and provoke action. We contribute to community betterment, promote education, foster commerce and help improve quality of life.

Building on our position as the leading news and information provider in our markets with a focus on local, community newspapers

Lee continues to be a market leader in print circulation in substantially all of its markets with a total daily and Sunday circulation of 1.1 and 1.5 million, respectively, for the six months ended September 2013. In addition, we do not face significant competition from other local daily print newspapers in most of our markets, although there is significant competition for audience in those markets from other media. Of our top ten markets by revenue, only one has significant local daily print competition.

Our markets have established retail bases, and most are regional shopping hubs. We are located in four state capitals. Six of our top ten markets by revenue include major universities, and seven are home to major corporate headquarters. Based on data from the U.S. Bureau of Labor Statistics as of December 2013, the unemployment rate in five of our top ten markets by revenue was lower than the national average. According to the same data, among all Lee markets, six ranked among the top 25 markets nationwide with the lowest unemployment rates. We believe that all of these factors have benefited our advertising revenue and position us well for continued success.

Nearly all of Lee’s publications are in midsize or small communities. Community newspapers remain a valuable source of local news and information to readers and an effective means for local advertisers to reach their customers. According to a March 2013 report by the Reynolds Journalism Institute, 96% of community newspaper readers pay for their newspaper, with another significant number considering it as a source of valuable local news, political news as well as shopping and advertising information. We believe our audiences across these communities tend to be loyal readers that actively seek our content and serve as an attractive target for our advertisers.

Reaching a huge, attractive audience across multiple platforms

Based on detailed audience research conducted by a third party on our behalf for January to June 2013, we reached 79% of all adults over the course of a seven day week in 11 selected markets, which include most of our largest strategic business units. More than half of these adults—55%—read our newspapers in print, with 18% being both newspaper readers and visitors to our newspaper digital platforms. Another 10% were exclusive digital users. The remaining 14% primarily used the newspaper for advertising and other information.

Furthermore, there is continuing strength of our audiences across all age groups. Among the 18-29 age group, for example, nearly half—47%—read our printed newspapers, while 27% accessed our publications by web, mobile or tablet. Another 22% primarily used our newspapers for advertising and other information.

As media use continues to evolve, it is clear that our audiences are moving from one platform to another throughout the day—accessing our content in print, on desktops and laptops, on smartphones and on tablets, using browsers, apps and replica edition viewers. We continue to develop new and innovative ways of reaching our audience wherever they are by, among other things, continually refining content and presentation to maximize the unique and evolving capabilities of each platform.

Strengthening our strong advertising sales culture with deep local advertiser relationships

We have a large and highly skilled advertising sales force, which is trained to sell advertising products across all platforms, including print and our many digital products. We employ experts that sell our expanding digital advertising capabilities, including geo-targeting, which allows us to deliver content based on the location of users of our digital products.

We strive to achieve an aggressive culture with highly incentivized structures for our sales executives. Our Steal Share program, for example, is designed to convince small to midsize local businesses to switch their ad spending from competing media.

The success of our advertising sales efforts can be demonstrated by our high renewal rates, with many long-term advertising customers. In 2013, no single advertiser accounted for more than 1.3% of advertising revenue and our top 10 advertisers represented 9.5% of advertising revenue.

Increasing monetization of our highly visited digital platforms through a full access subscription model

On our digital platforms, we provide news stories 24 hours a day and post regular updates of developing stories, often including video. Customers are able to access our stories digitally on websites, mobile devices and tablets. We offer advertisers a wide array of digital products, including video, digital couponing, behavioral targeting, banner ads and social networking.

In most of our markets, our websites are the leading local digital news source. As with mobile, we have moved quickly to develop applications for tablets, including the iPad, and with our mobile audience growth and high advertiser interest we expect mobile and tablet advertising revenue to increase in the next few years. As new digital technologies emerge, we expect to move rapidly to make our content available through them.

As a result, our digital audience has grown rapidly. Unique visitors to our digital sites increased by 19.9% to 25.6 million in December 2013 compared to 21.3 million in the prior year period, while page views have increased by 12.8% to 209.7 million page views in December 2013 compared to 186.0 million page views in the prior year period. Total digital revenue for the last twelve months ended December 2013 increased 7.9% over the comparable prior twelve-month period, and we expect total digital revenue, which represented 11.9% of total operating revenue during the last twelve months ended December 2013, to continue to grow.

We are focused on continually improving the functionality, as well as the look and feel, of all our platforms, providing greater depth of news, information and advertising with easy access. Currently, we are arming our journalists with new tools to give them real-time information about audience engagement on our digital platforms, helping inform their decisions on both presentation and coverage.

Beginning in April 2014, we plan to introduce full-access subscriptions in several of our larger markets, and intend to expand this to 28 markets by September 2014. The full-access model will provide subscribers with complete digital access, including desktop, mobile, tablet and replica editions. These will be offered as packages with print home delivery or as digital-only subscriptions, with subscription rates reflective of the expanded access.

Offering innovative digital marketing solutions for midsize and small businesses

In addition to digital advertising, we provide digital marketing services aimed at midsize and small businesses—including search marketing, social media and reputation management, audience extension, business profiles and website hosting and design. As the needs of our customers have evolved in an increasingly digital world, we have developed and continue to improve on additional marketing services to serve these demands. LeeLocal offers midsize and small businesses solutions for search engine optimization (“SEO”), local online marketing, social media marketing, video advertising and web design. LeeLocal helps to maximize marketing dollars to increase audience, expand brands, and enhance web presence. We believe that these innovative solutions will continue to drive meaningful new opportunities for us to grow our digital marketing revenue.

We have also developed Amplified Digital Solutions, a robust suite of custom digital marketing services that include: SEO amplification, search engine marketing (“SEM”), web and mobile production, social media services and reputation monitoring and management. Amplified Digital Solutions also acts as a full service digital media buying agency that can purchase digital marketing campaigns outside our owned and operated products and platforms for extended audience targeting. In the last twelve months ended December 29, 2013, Amplified Digital Solutions grew by 14.7% over the comparable prior twelve-month period, to $9.2 million of revenue.

TownNews, of which we own 82.5%, provides digital infrastructure and digital publishing services for nearly 1,500 daily and weekly newspapers, along with universities, television stations and niche publications, as well as for us. We believe TownNews represents a powerful opportunity for us to drive additional digital marketing services revenue.

Controlling costs and achieving efficiencies through business transformation

During, and since, the last economic downturn, we have transformed our business model and carefully managed our costs to maintain our margins and cash flows. Since 2007 and through December 2013, we reduced annual cash costs of our continuing operations (including compensation, newsprint, ink and other operating expenses) by $290 million, or 36%, net of costs incurred to achieve these savings and also net of cost increases that primarily support our revenue initiatives.

Since 2007, we regionalized staff functions, selectively consolidated and/or outsourced printing, discontinued unprofitable niche publications, reduced newsprint volume by 59.5%, and sharpened our focus on cost control in all areas. We have strategically reduced personnel while protecting our strengths in news, sales and digital products. We outsourced print ad production in 29 locations in 2013, resulting in faster turn-around time for advertisers, improved quality, less redundancy and lower cost. Today, nineteen of our 50 daily newspapers are printed off site.

In 2014, we are continuing to pursue operating efficiencies in various areas, including expansion of regional design centers (currently serving 25 of our newspapers), production outsourcing and improved call center functions. We will also continue to outsource print ad design. Further, we have identified a myriad of new opportunities for future implementation.

Generating strong and stable free cash flow with a commitment to reducing our debt

Throughout the economic downturn and slow recovery, and during a time of unprecedented transition for our industry, we have posted steady results. Our operating cash flow margins have improved nearly back to pre-recession levels with modest capital expenditures and we have continued to generate significant free cash flow.

Since 2009, we have dedicated substantially all of our free cash flow to debt repayment, and we intend to continue to use our free cash flow to reduce debt. Our operating cash flow has been relatively stable for the last five years. During that time, we have continued our focus on cost efficiencies while investing in revenue drivers. We believe that our operating cash flow margins remain among the highest in the industry at nearly 24% for the last twelve months ended December 29, 2013.

In 2013, we repaid $98.5 million of debt and in September 2013 reached the debt levels projected in our plan of reorganization for September 2015. We have been able to maintain lower levels of cash than expected, and have also benefitted from the sales of two lower-performing newspapers and selected other assets, as well as operating efficiencies.

Lee Legacy and the Pulitzer Subsidiaries

Lee Legacy constitutes the businesses of Lee Enterprises other than those operated by the Pulitzer Subsidiaries. For a description of the Pulitzer Subsidiaries, see “—The Pulitzer Subsidiaries.” The table included under the caption “—Daily newspapers and markets” outlines the markets in which Lee Legacy operates and the markets in which the Pulitzer Subsidiaries operate. With 39 daily newspapers and almost 225 weekly newspapers and other publications in 39 markets in 18 states across the Midwest, Mountain West and Western regions of the United States, Lee Legacy is characterized by a geographically diverse customer base in a broad range of markets, whereas the Pulitzer Subsidiaries, with 11 daily newspapers and approximately 75 weekly newspapers and other publications in 11 markets, are characterized by a geographically concentrated customer base primarily in and around Missouri, Illinois and Arizona. Notwithstanding their different business profiles, the performance of Lee Legacy and the Pulitzer Subsidiaries have been relatively consistent since 2010. Separate summary financial information about Lee Legacy and the Pulitzer Subsidiaries is set forth above under “Summary—Summary historical consolidated financial information.” For the 52 weeks ended December 29, 2013, the adjusted EBITDA for Lee Enterprises, Lee Legacy and the Pulitzer Subsidiaries was $171.2 million, $135.0 million and $36.1 million, respectively.

The terms of the Pulitzer Notes prohibit any distributions by the Pulitzer Subsidiaries to the Company or any non-Pulitzer Subsidiary, any guarantees by the Pulitzer Subsidiaries of the notes or any other Pari Passu Lien Indebtedness and any asset pledges by the Pulitzer Subsidiaries to collateralize the notes or any other Pari Passu Lien Indebtedness. Moreover, under the terms of the Junior Credit Facility, we will be required, in general and subject to exceptions, prior to the Pulitzer Debt Satisfaction Date, to use commercially reasonable efforts to apply all Pulitzer Excess Cash Flow and, to the extent not reinvested in the Pulitzer Subsidiaries, all net cash proceeds from sales or other dispositions of assets of the Pulitzer Subsidiaries to prepay the Pulitzer Notes.

After the Pulitzer Debt Satisfaction Date, the notes will be guaranteed by each domestic Pulitzer Subsidiary that guarantees the Revolving Credit Facility, the Pari Passu Credit Facility, the Junior Credit Facility or other indebtedness for borrowed money incurred by us or any subsidiary guarantor, and the assets of such Pulitzer Subsidiaries will collateralize the notes on a second lien basis. After the Pulitzer Debt Satisfaction Date, any Pulitzer Subsidiaries that guarantee the notes will also guarantee the Junior Credit Facility, and the assets of such Pulitzer Subsidiaries will collateralize the obligations under the Junior Credit Facility on a first lien basis. As a result, the notes will be effectively junior to all of the obligations under the Junior Credit Facility to the extent of the value of the Pulitzer Collateral. In addition, the terms of the Junior Credit Facility will provide that (i) after the Pulitzer Debt Satisfaction Date and prior to the third anniversary of the closing date of the Junior Credit Facility, we must make an offer to the lenders under the Junior Credit Facility to use all Pulitzer Excess Cash Flow (as defined in the Junior Credit Facility) to repay loans outstanding under the Junior Credit Facility and, to the extent that the lenders accept those offers, apply such Pulitzer Excess Cash Flow to repay those loans before such Pulitzer Excess Cash Flow may be used for any other purposes, including making payments on the notes, the Revolving Credit Facility or the Pari Passu Credit Facility, and (ii) after the Pulitzer Debt Satisfaction Date and from and after the third anniversary of the closing date of the Junior Credit Facility, all Pulitzer Excess Cash Flow must be applied solely to repay loans outstanding under the Junior Credit Facility until those loans are paid in full. The Junior Credit Facility defines Pulitzer Excess Cash Flow, in general, as Adjusted Pulitzer Net Income (as defined in the Junior Credit Facility)

of the Pulitzer Subsidiaries minus, among other things and without duplication, (i) certain capital expenditures (other than capital expenditures financed with, among other things, equity or asset sale proceeds (less any proceeds from such asset sales that are reflected in Adjusted Pulitzer Net Income for such fiscal quarter), insurance proceeds or debt financing), (ii) payments (other than voluntary payments) of principal of and interest on borrowings under the Junior Credit Facility and (iii) payments (other than voluntary payments) of principal of and interest on the Revolving Credit Facility, Pari Passu Credit Facility and the notes to the extent that we or our restricted subsidiaries (excluding the Pulitzer Subsidiaries) do not have sufficient cash flow to make such payments, and subject to further additional adjustments. Moreover, under the terms of the Junior Credit Facility, we will be required, in general and subject to exceptions, after the Pulitzer Debt Satisfaction Date, to apply, to the extent not reinvested in the Pulitzer Subsidiaries, all net cash proceeds from sales or other dispositions of assets of the Pulitzer Subsidiaries to repay borrowings outstanding under the Junior Credit Facility. The provisions of the Junior Credit Facility also limit the ability of the Pulitzer Subsidiaries to provide cash to us or any subsidiary of ours that is not a Pulitzer Subsidiary in the form of investments, loans, advances and other intercompany transactions.

The Pulitzer Subsidiaries

In 2005, we acquired Pulitzer Inc. Pulitzer published 14 daily newspapers and more than 100 weekly newspapers and specialty publications at that time. Pulitzer also owned a 50.0% interest in TNI, as discussed more fully below. The acquisition of Pulitzer increased our paid circulation by more than 50.0% and revenue by more than 60.0% at that time. The acquisition was financed primarily with debt.

Pulitzer newspaper operations include St. Louis, Missouri, where its subsidiary, PD LLC, publishes the St. Louis Post-Dispatch, the only major daily newspaper serving the greater St. Louis metropolitan area, and a variety of specialty publications, and supports its related digital products. St. Louis newspaper operations also include the Suburban Journals of Greater St. Louis, a group of weekly newspapers and niche publications that focus on separate communities within the metropolitan area.

The Pulitzer Subsidiaries currently publish 11 daily newspapers and support the related digital products, as well as publish approximately 75 weekly newspapers, shoppers and niche publications that serve markets principally in Missouri, Illinois and Arizona.

TNI

As a result of the acquisition of Pulitzer, we own a 50.0% interest in TNI, the Tucson, Arizona newspaper partnership. TNI, acting as agent for our subsidiary, Star Publishing Company (“Star Publishing”) and the owner of the remaining 50.0%, Citizen Publishing Company (“Citizen”), a subsidiary of Gannett Co., Inc., (“Gannett”), is responsible for printing, delivery, advertising and subscription activities of the Arizona Daily Star and, until May 2009, the Tucson Citizen, as well as their related digital products and specialty publications. In May 2009, Citizen discontinued print publication of the Tucson Citizen.

TNI collects all receipts and income and pays substantially all operating expenses incident to the partnership’s operations and publication of the newspapers and other media. Under the amended and restated operating agreement between Star Publishing and Citizen, the Arizona Daily Star remains the separate property of Star Publishing. Results of TNI are accounted for using the equity method. Income or loss of TNI (before income taxes) is allocated equally to Star Publishing and Citizen.

Until the May 2009 discontinuation of print publication of the Tucson Citizen, TNI was subject to the provisions of the Newspaper Preservation Act of 1970, which permits joint operating agreements between newspapers under certain circumstances without violation of the Federal antitrust laws. Agency agreements generally allow newspapers operating in the same market to share certain printing and other facilities and to pool certain revenue and expenses in order to decrease aggregate expenses and thereby allow the continuing operation of multiple newspapers in the same market.

The TNI agency agreement (“Agency Agreement”), which remains in effect, has governed the operation since 1940. Both the Company and Citizen incur certain administrative costs and capital expenditures that are reported by their individual companies. The Agency Agreement expires in 2015, but contains an option, which may be exercised by either party, to renew the agreement for successive periods of 25 years each. Star Publishing and Citizen also have a reciprocal right of first refusal to acquire the 50.0% interest in TNI owned by Citizen and Star Publishing, respectively, under certain circumstances.

Madison Newspapers

We own 50.0% of the capital stock of MNI, which constitutes a part of the Lee Legacy businesses, and 17.0% of the nonvoting common stock of The Capital Times Company (“TCT”). TCT owns the remaining 50.0% of the capital stock of MNI. MNI publishes daily and Sunday newspapers, and other publications in Madison, Wisconsin, and other Wisconsin locations, and supports their related digital products. MNI conducts business under the trade name Capital Newspapers. We have a contract to furnish the editorial and news content for the Wisconsin State Journal, which is published by MNI, and periodically provide other services to MNI. Results of MNI are accounted for using the equity method. Net income or loss of MNI (after income taxes) is allocated equally to the Company and TCT.

Advertising and marketing services

Approximately 68.0% of our 2013 revenue was derived from advertising and marketing services. Approximately 69.1% of Lee Legacy’s 2013 revenue was derived from advertising and marketing services, and approximately 66.2% of Pulitzer’s 2013 revenue was derived from advertising and marketing services. Our strategies are to increase our share of local advertising through increased sales activities in our existing markets and, over time, to increase our print and digital audiences through organic expansion in existing and contiguous markets and the enhancement of digital products.

Several of our businesses operate in geographic groups of publications, or “clusters,” which provide operational efficiencies and extend sales penetration. Operational efficiencies are obtained through consolidation of sales forces and back office operations such as finance, human resources, management and/or production of the publications. Sales penetration can improve if the sales effort is successful in cross-selling advertising for multiple publications and digital products. The table under the caption “—Daily newspapers and markets” identifies those groups of our newspapers operating in clusters.

Our newspapers, classified and specialty publications and digital products compete with newspapers that have national or regional circulation, magazines, radio, network, cable and satellite television, other advertising media, such as outdoor, mobile, and movie theater promotions, other classified and specialty publications, direct mail, yellow pages directories, as well as other information content providers, such as digital sites. Competition for advertising is based on audience size and composition, subscription levels, readership demographics, distribution and display mechanisms, price and advertiser results and budgets. In addition, several of our daily and Sunday newspapers compete with other local daily or weekly newspapers. We believe we capture a substantial amount of the total advertising dollars spent in each of our markets.

The number of competitors in any given market varies. However, all of the forms of competition noted above exist to some degree in each of our markets, including those listed in the table under the caption “—Daily newspapers and markets.”

The following broadly define major categories of advertising and marketing services revenue:

•

Retail advertising is revenue earned from sales of display advertising space in the publication, or for preprinted advertising inserted in the publication, to local accounts or regional and national businesses with local retail operations.

•

Classified advertising, which includes employment, automotive, real estate for sale or rent, legal and other categories, is revenue earned from sales of advertising space in the classified section of the publication or from publications consisting primarily of such advertising. Classified publications are periodic advertising publications available in racks or delivered free, by carriers or third-class mail, to all, or selected, households in a particular geographic area. Classified publications offer advertisers a cost-effective local advertising vehicle and are particularly effective in larger markets with higher media fragmentation.

•

National advertising is revenue earned from sales of display advertising space, or for preprinted advertising inserted in the publication, to national accounts, if there is no local retailer representing the account in the market.

•

Digital advertising consists of display, banner, behavioral targeting, search, rich media, directories, classified or other advertising on websites or mobile devices associated and integrated with our print publications, other digital applications, or on third party affiliated websites, such as Yahoo! Inc. Digital advertising is reported in combination with print advertising in the retail, classified and national categories.

•	Niche publications are specialty publications, such as lifestyle, business, health or home improvement publications that contain significant amounts of advertising.

•

Marketing services includes a robust suite of custom digital marketing services that include: search engine optimization amplification, search engine marketing, web and mobile production, social media services and reputation monitoring and management. Our services also include media buying in audience extension networks (outside of those owned and operated by us) such as Centro Ad Lift, Google Ad Exchange and Facebook.

The advertising environment is influenced by the state of the overall economy, including unemployment rates, inflation, energy prices and consumer interest rates. Our enterprises are primarily located in midsize and small markets. Historically these markets have been more stable than major metropolitan markets during downturns in advertising spending but may not experience increases in such spending as significant as those in major metropolitan markets in periods of economic improvement.

Digital advertising and marketing services

Our digital activities include websites supporting each of our daily newspapers and certain of our other publications. Some of our website content is also available on mobile devices, including telephones and tablet devices. In addition, we also support a number of discrete mobile applications, such as for high school, college and professional sports. Digital activities of the newspapers are reported and managed as a part of our publishing operations.

In 2013, we launched Amplified Digital Solutions, a comprehensive suite of custom digital marketing services that include: SEO amplification, SEM, web and mobile production, social media services and reputation monitoring and management. Amplified Digital Solutions also acts as a full service digital media buying agency which can purchase digital marketing campaigns outside our owned and operated products and platforms for extended audience targeting.

We are a member of the Local Media Consortium (the “Consortium”). The Consortium partners with companies like Google, Yahoo! and other technology companies and service providers to increase the potential share of new revenue and audience-building programs available to, as well as the quality of information and advertising services available from, Consortium members. The Consortium currently includes more than 30 companies and more than 700 local newspapers, as well as television and radio outlets, across the United States.

We also own 82.5% of an Internet service company, INN Partners, L.C. (doing business as TownNews.com), which provides digital infrastructure and digital publishing services for nearly 1,500 daily and weekly newspapers, universities, television stations and shoppers, including those of the Company.

Our digital businesses experienced rapid growth in the second half of 2010 and again in 2011, 2012 and 2013 after recession-related declines in 2008 and 2009. Digital advertising and marketing services accounted for 15.2% of total advertising and marketing services revenue (13.7% for Lee Legacy and 18.8% for Pulitzer) in the 52 weeks ended December 29, 2013.

Audiences

Based on independent research commissioned by us, we estimate that, in an average week, our newspapers and digital products reach approximately 79.1% of adults in eleven of our largest markets. Scarborough Research from 2013 ranks the St. Louis, MO market (St. Louis Post-Dispatch and STLtoday.com) as the market with the third highest combination of newspaper and web reach of the 25 most populated U.S. markets. Readership by young adults is also significant in our larger markets. We are maintaining large audiences in our markets through the combination of digital audience growth and strong newspaper readership, as illustrated in the table below, as well as through additional specialty and niche publications. In 2010, for the first time, we measured the use of our daily newspapers by persons that do not “read” our daily newspapers but “use” them for other purposes, such as reviewing them for announcements, classifieds or coupons (we refer to such users as “print users”).

Audience reach is summarized as follows:

	All adults
(Percent, past seven days)	2007	2008	2009	2010	2011	2012	2013
Print only	52.0	49.6	46.6	43.8	43.4	37.8	36.9
Print and digital	13.2	16.9	16.4	15.9	16.4	19.6	17.8
Digital only	4.6	6.1	6.6	8.4	7.9	9.4	10.5

Total readership	69.8	72.6	69.6	68.1	67.7	66.8	65.2
Print users(1)	NA	NA	NA	14.9	14.5	14.7	13.9

Total reach	69.8	72.6	69.6	83.0	82.2	81.5	79.1

Total print reach(1)	65.2	66.5	63.0	74.6	74.3	72.1	68.6
Total digital reach	17.8	23.0	23.0	24.3	24.3	29.0	28.3

	Age 18-29
(Percent, Past Seven Days)	2007	2008	2009	2010	2011	2012	2013
Print only	36.1	38.7	41.0	32.1	33.0	31.5	30.7
Print and digital	13.8	19.4	16.4	15.6	13.7	18.4	15.6
Digital only	6.4	9.5	8.3	9.5	11.6	9.3	10.5

Total readership	56.3	67.6	65.7	57.2	58.3	59.2	56.8
Print users(1)	NA	NA	NA	21.8	21.1	24.5	22.0

Total reach	56.3	67.6	65.7	79.0	79.4	83.7	78.8

Total print reach(1)	49.9	58.1	57.4	69.5	67.8	74.4	68.3
Total digital reach	20.2	28.9	24.7	25.1	25.3	27.7	26.1

(1)	Print users not measured prior to 2010. As a result, print reach in 2010-2013 is not comparable to prior periods presented.

Source: Lee Enterprises Audience Report, Thoroughbred Research. January-June 2007-2013.

Markets: 11 largest markets in 2008-2013. 2007 data excludes Tucson, AZ and La Crosse, WI.

Margin of Error: Total sample +/- 1.1%, Total digital sample +/- 1.3%.

After advertising, subscriptions and single copy sales are our largest source of revenue. In 2011, we began to implement charges for digital access to our content in certain of our markets using a metered model. That program is now in place in most of our markets, and is contributing to our subscription revenue. Beginning in April 2014, we plan to introduce full-access subscriptions in several of our larger markets, and intend to expand this to 28 markets by September 2014. The full-access model will provide subscribers with complete digital access, including desktop, mobile, tablet and replica editions. These will be offered as packages with print home delivery or as digital-only subscriptions, with subscription rates reflective of the expanded access.

According to Editor and Publisher International Yearbook data as reported by the Newspaper Association of America (“NAA”), nationwide daily newspaper circulation unit sales peaked in 1984 and Sunday circulation unit sales peaked in 1990. For the six months ended September 2013, our daily circulation units, which include TNI and MNI, as measured by the AAM, were 1.1 million and Sunday circulation units were 1.5 million.

Growth in audiences can, over time, also positively impact advertising revenue. Our strategies to improve audiences include continuous improvement of content and promotional efforts. Content can include focus on local news, features, scope of coverage, accuracy, presentation, writing style, tone and type style. Promotional efforts include advertising, contests and other initiatives to increase awareness of our products. Customer service can also influence print subscriptions. The introduction in 2010, and continued expansion since, of new mobile and tablet applications positively impacted our digital audiences. We expect this positive trend to continue as we drive digital audience growth and engagement and grow digital revenue through efforts to:

•	improve our sell rate and cost per 1,000 impressions (desktop and mobile);

•	expand our mobile advertising capabilities;

•	continue to drive Amplified Digital Solutions through product improvements and growth of customer base;

•	improve national advertising programmatic buying;

•	finalize strategies for next steps in paid digital content, including full-access subscriptions;

•	introduce digital subscriptions in remaining markets, including St. Louis, Tucson and Northwest Indiana;

•	market Lee digital initiatives to other companies; and

•	optimize revenue opportunities at TownNews.com.

Our enterprises are also focused on increasing the number of subscribers who pay for their subscriptions via automated payment mechanisms, such as credit cards or direct debit. We have historically experienced higher retention of customers using these payment methods. Other initiatives vary from location to location and are determined principally by management at the local level in collaboration with our senior management. Competition for print subscriptions is generally based on the content, journalistic quality and price of the publication.

Audience competition exists in all markets, even from unpaid products, but is most significant in markets with competing local daily newspapers. These markets tend to be near major metropolitan areas, where the size of the population may be sufficient to support more than one daily newspaper.

Our subscription sales channels continue to evolve through an emphasis on targeted direct mail and email to acquire new subscribers and retain current subscribers.

Daily newspapers and markets

Lee Legacy

Lee Legacy publishes the following daily newspapers and maintains the following primary digital sites:

			Average(1)
Newspaper	Primary Website	Location	Daily(2)		Sunday
The Times	nwitimes.com	Munster, Valparaiso, and Crown Point, IN	86,549		91,102

Capital Newspapers(3)
Wisconsin State Journal	madison.com	Madison, WI	81,103		107,288
Daily Citizen	wiscnews.com/bdc	Beaver Dam, WI	7,735		—
Portage Daily Register	wiscnews.com/pdr	Portage, WI	3,955		—
Baraboo News Republic	wiscnews.com/bnr	Baraboo, WI	3,414		—

Lincoln Group
Lincoln Journal Star	journalstar.com	Lincoln, NE	51,004		62,380
Columbus Telegram	columbustelegram.com	Columbus, NE	6,893		7,947
Fremont Tribune	fremonttribune.com	Fremont, NE	6,481		—
Beatrice Daily Sun	beatricedailysun.com	Beatrice, NE	4,515		—

Quad-Cities Group
Quad-City Times	qctimes.com	Davenport, IA	40,499		52,173
Muscatine Journal	muscatinejournal.com	Muscatine, IA	5,477		—

The Courier	wcfcourier.com	Waterloo and Cedar Falls, IA	39,470		42,239
Billings Gazette	billingsgazette.com	Billings, MT	37,436		42,396

Central Illinois Newspaper Group
Herald & Review	herald-review.com	Decatur, IL	26,154		40,143
Journal Gazette & Times-Courier	jg-tc.com	Mattoon/Charleston, IL	11,642		—

Sioux City Journal	siouxcityjournal.com	Sioux City, IA	29,370		32,611
The Post-Star	poststar.com	Glens Falls, NY	25,316		29,508
Casper Star-Tribune	trib.com	Casper, WY	24,940		21,729

Missoula Group
Missoulian	missoulian.com	Missoula, MT	23,730		28,236
Ravalli Republic	ravallinews.com	Hamilton, MT	2,107	(4)	3,414	(4)

The Bismarck Tribune	bismarcktribune.com	Bismarck, ND	23,636		26,454

River Valley Newspaper Group
La Crosse Tribune	lacrossetribune.com	La Crosse, WI	23,515		32,864
Winona Daily News	winonadailynews.com	Winona, MN	8,315		9,531
The Chippewa Herald	chippewa.com	Chippewa Falls, WI	4,731		4,641

The Southern Illinoisan	thesouthern.com	Carbondale, IL	23,458		28,661
Rapid City Journal	rapidcityjournal.com	Rapid City, SD	23,004		27,166
The Journal Times	journaltimes.com	Racine, WI	22,562		25,582

Northwest Group
The Daily News	tdn.com	Longview, WA	20,701		17,877
Albany Democrat-Herald	democratherald.com	Albany, OR	12,728		13,476
Corvallis Gazette-Times	gazettetimes.com	Corvallis, OR	9,903		9,881

Magic Valley Group
The Times-News	magicvalley.com	Twin Falls, ID	16,533		17,807
Elko Daily Free Press	elkodaily.com	Elko, NV	5,269	(4)	—

The Sentinel	cumberlink.com	Carlisle, PA	15,387		13,576
Globe Gazette	globegazette.com	Mason City, IA	13,228		17,072

Helena/Butte Group
Independent Record	helenair.com	Helena, MT	13,145		13,547
The Montana Standard	mtstandard.com	Butte, MT	11,927		11,973

The Times and Democrat	thetandd.com	Orangeburg, SC	10,809		11,511
The Citizen	auburnpub.com	Auburn, NY	6,807		8,537
The Ledger Independent	maysville-online.com	Maysville, KY	5,442		—

			788,890		851,322

(1)	Source: AAM: Six months ended September 2013, unless otherwise noted.

(2)	Not all newspapers are published Monday through Saturday.

(3)	Owned by MNI.

(4)	Source: Company statistics.

Pulitzer

Pulitzer publishes the following daily newspapers and maintains the following primary digital sites:

			Average(1)
Newspaper	Primary Website	Location	Daily(2)	Sunday
St. Louis Post-Dispatch	stltoday.com	St. Louis, MO	161,343	461,259
Arizona Daily Star(3)	azstarnet.com	Tucson, AZ	77,547	123,162

Central Illinois Newspaper Group
The Pantagraph	pantagraph.com	Bloomington, IL	32,683	37,735

The Daily Herald	heraldextra.com	Provo, UT	20,453	26,885
Napa Valley Register	napavalleyregister.com	Napa, CA	11,602	11,924
The World	theworldlink.com	Coos Bay, OR	7,501	—

Central Coast Newspapers
Santa Maria Times	santamariatimes.com	Santa Maria, CA	10,748	15,857
The Lompoc Record	lompocrecord.com	Lompoc, CA	3,373	3,456

Arizona Daily Sun	azdailysun.com	Flagstaff, AZ	9,511	9,849
The Sentinel	hanfordsentinel.com	Hanford, CA	7,273	—
Daily Journal	dailyjournalonline.com	Park Hills, MO	5,160	—

			347,194	690,127

(1)	Source: AAM: Six months ended September 2013.

(2)	Not all newspapers are published Monday through Saturday.

(3)	Owned by Star Publishing and published through TNI.

Newsprint

The basic raw material of newspapers and classified and specialty publications is newsprint. We purchase newsprint from U.S. and Canadian producers. We believe we will continue to receive a supply of newsprint adequate for our needs and consider our relationships with newsprint producers to be good. Newsprint purchase prices can be volatile and fluctuate based upon factors that include foreign currency exchange rates and both foreign and domestic production capacity and consumption. Price fluctuations can have a significant effect on our results of operations. We have not entered into derivative contracts for newsprint. For the quantitative impacts of these fluctuations, see “Management’s discussion and analysis of financial condition and results of operations—Quantitative and qualitative disclosures about market risk.”

Employees

At September 29, 2013, we had approximately 5,000 employees, including approximately 1,300 part-time employees, exclusive of TNI and MNI. Full-time equivalent employees in 2013 totaled approximately 4,600. We consider our relationships with our employees to be good.

Bargaining units represent 432, or 70.2%, of the total employees of the St. Louis Post-Dispatch, which has six contracts with bargaining units with expiration dates from February through October 2015. Approximately 45 employees in four additional locations are represented by collective bargaining units.

Legal proceedings

In 2008, a group of newspaper carriers filed suit against us in the United States District Court for the Southern District of California, claiming to be our employees and not independent contractors. The plaintiffs seek relief related to alleged violations of various employment-based statutes, and request punitive damages and attorneys’ fees. In 2010, the trial court granted the plaintiffs’ petition for class certification. We filed an interlocutory appeal which was denied. After concluding discovery, a motion to decertify the class was filed, which was granted as to plaintiffs’ minimum wage, overtime, unreimbursed meal, and unreimbursed rest period claims. The Company denies the allegations of employee status, consistent with our past practices and industry standards, and will continue to vigorously contest the remaining claims in the action, which are not covered by insurance. At this time we are unable to predict whether the ultimate economic outcome, if any, could have a material adverse effect on our Consolidated Financial Statements, taken as a whole.

We are involved in a variety of other legal actions that arise in the normal course of business. Insurance coverage mitigates potential losses for certain of these other matters. While we are unable to predict the ultimate outcome of these other legal actions, it is our opinion that the disposition of these matters will not have a material adverse effect on our business, financial condition or results of operations.